UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ARC Corporate Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Class A Common Stock and Class B Common Stock

(2)	Aggregate number of securities to which transaction applies:

3,347,937

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$14.00—maximum projected distribution amount

(4)	Proposed maximum aggregate value of transaction:

$46,871,118

(5)	Total fee paid:

$5,015.21

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Date]

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Stockholder Meeting”) of ARC Corporate Realty Trust, Inc. (the “Company”) to be held on [date] at 10:00 a.m., Eastern Time, at the Company’s offices located at 1401 Broad Street, Clifton, New Jersey 07013. Our Board of Directors has called the Stockholder Meeting in anticipation of the orderly sale of the Company’s assets, payment of its liabilities and distribution of proceeds to the stockholders in the estimated amount of $12.50 to $14.00 per share.

At the Stockholder Meeting, you will be asked to consider and vote upon:

(1) approval of the Liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution adopted by the Board of Directors (the “Plan of Liquidation”); and

(2) the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter (the “Adjournment”).

The Board of Directors of the Company (the “Board”) has unanimously approved the Liquidation of the Company pursuant to the Plan of Liquidation, as being in the best interests of the Company. Information about the Liquidation is included in the accompanying proxy statement. A copy of the Plan of Liquidation is attached as an appendix to the proxy statement. The Board recommends that you vote FOR approval of the Liquidation and FOR approval of the Adjournment.

Attached are a Notice of Meeting of Stockholders and a proxy statement containing a discussion of the background of, reasons for and effects of the Liquidation. We urge you to read this material carefully. Whether or not you plan to attend the Stockholder Meeting, we ask that you submit your proxy as promptly as possible. You may do this by completing, signing and dating the enclosed proxy card and returning it to us by fax to [            ] or in the accompanying postage-paid return envelope. You also may vote via the Internet at

https://www.[            ] or by telephone by dialing toll-free [            ]. Please follow the directions provided in the proxy statement. If you attend the Stockholder Meeting, you may revoke your proxy if you elect to vote in person. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Robert J. Ambrosi President

ARC CORPORATE REALTY TRUST, INC.

NOTICE OF MEETING OF STOCKHOLDERS

TO BE HELD [DATE]

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Stockholder Meeting”) of ARC Corporate Realty Trust, Inc. (the “Company”), a Maryland corporation, will be held on [date] at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013, for the following purposes:

(1) To consider and vote upon approval of the Liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution adopted by the Board of Directors (the “Plan of Dissolution”); and

(2) To consider and vote upon the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter.

Please read carefully the accompanying proxy statement. A copy of the Plan of Liquidation is attached as Appendix A to the proxy statement. The proxy statement and its appendix form a part of this Notice.

Only holders of record of shares of the Company’s Class A Common Stock, par value $0.001 per share, and holders of record of shares of the Company’s Class B Common Stock, par value $0.001 per share, at the close of business on [record date] are entitled to notice of, and to vote at, the Stockholder Meeting. A list of such stockholders will be available from [date] until prior to the Stockholder Meeting at the Company’s offices located at 1401 Broad Street, Clifton, New Jersey 07013.

You are cordially invited to the Stockholder Meeting. Whether or not you plan to attend the Stockholder Meeting, we ask that you submit your proxy as promptly as possible. You may do this by completing, signing and dating the enclosed proxy card and returning it to us by fax to [            ] or in the accompanying postage-paid return envelope. You also may vote via the Internet at https://www.[            ] or by telephone by dialing toll-free [            ]. Instructions are included with the proxy card. If you attend the Stockholder Meeting, your proxy will be revoked if you elect to vote in person. The proxy is solicited by and on behalf of the Board of Directors of the Company.

By Order of the Board of Directors

Robert J. Ambrosi President

Clifton, New Jersey

[date]

ARC CORPORATE REALTY TRUST, INC.

1401 Broad Street, Clifton, New Jersey 07013

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [DATE]

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ARC Corporate Realty Trust, Inc., a Maryland corporation (“we,” “us” or the “Company”), for use at the Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Stockholder Meeting”) to be held on [date], at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013. The matters to be considered and acted upon at the Stockholder Meeting are described in the Notice of Meeting of Stockholders and this proxy statement. Shares of the Company’s Class A Common Stock, $0.001 par value per share, and shares of the Company’s Class B Common Stock, $0.001 par value per share (collectively, the “Common Stock”), represented by proxies, will be voted as described in this proxy statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice to the Company’s Secretary, by executing and delivering a later-dated proxy or by attending the Stockholder Meeting and voting in person.

This proxy statement and the related form of proxy are being mailed on or about [date] to all stockholders of record on [date].

SUMMARY TERM SHEET

You are being asked to approve Liquidation of the Company pursuant to the Plan of Liquidation, which contemplates the following actions:

•	the orderly sale of our portfolio properties and other assets;

•	paying (or providing for) our liabilities and expenses, including establishing a reserve to fund contingent liabilities and ongoing expenses in an amount to be determined as information concerning such contingencies and expenses becomes available;

•	distributing net proceeds to holders of our Common Stock in the amount of approximately $12.50 to $14.00 per share of Common Stock in cash, which range is based solely upon management’s estimates of the values of the portfolio properties after considering a report from our independent valuation advisor, values ascribed to the assets during recent negotiations with potential purchasers and information about the sales prices of similar properties in recent transactions not involving the Company, and estimates of expenses associated with the Liquidation; and

•	winding up our operations and dissolving the Company in accordance with the Plan of Liquidation, attached as Appendix A to this proxy statement, which provides that:

(i)	the final distribution to common stockholders (or a liquidating trust, established for their benefit) will be made no later than the second anniversary of the date on which our stockholders approve the Liquidation;

(ii)	upon a determination made by the Board of Directors, the Company may transfer and assign to a liquidating trust the Company’s remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and pay the remainder to stockholders; and

(iii)	the Board of Directors may terminate the Plan of Liquidation for any reason if they determine that doing so is in accordance with the best interests of our stockholders.

You are also being asked to approve postponement or adjournment of the stockholder meeting to a later date, if necessary, to solicit additional proxies if there are insufficient shares represented at the meeting voting in favor of the Liquidation to approve it.

In considering the recommendations of our Board of Directors with respect to the Liquidation, you should be aware that some of our directors and officers have interests that are different from your interests as a stockholder. The Board of Directors was aware of these matters in its consideration of the Liquidation.

(ii)

SUMMARY

This Summary highlights information included elsewhere in this proxy statement. This Summary does not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the appendix attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this Summary. In this proxy statement, “we,” “us” and “our” refer to the Company, unless the context otherwise requires.

We currently own and operate a portfolio of 20 commercial properties, as well as certain other commercial real estate investments. Our stockholders are being asked to approve the proposals summarized below. All references in this summary and elsewhere in this proxy statement to amounts of distributions which may be paid to our stockholders and amounts of compensation which may be paid to our Advisor, ARC Capital Partners, L.P., pursuant to the Advisory Agreement we have entered into with our Advisor or to the holders of Company stock options as a result of the Liquidation are based on estimated values of our portfolio properties determined as of March 1, 2006 by our independent valuation advisor, The Schonbraun McCann Group (“Schonbraun”). See “Proposal No. 1: Liquidation—Report of The Schonbraun McCann Group.” These amounts are also based on estimates of expenses the Company will incur in connection with sales of its portfolio properties, other actions taken in connection with the Liquidation, as well as ongoing operating costs the Company will continue to incur until the Liquidation has been completed. Based upon these estimates, we estimate that total distributions to be paid to the holders of our Common Stock will be in the range of $12.50 to $14.00 per share. For purposes of disclosing estimates of expenses we expect to incur and payments we expect to make in connection with the Liquidation, we have assumed total distributions to the holders of our Common Stock in the amount of $13.10 per share. All of the foregoing estimates constitute forward looking statements. See “Cautionary Statement regarding Forward-Looking Statements.”

THE STOCKHOLDER MEETING

Q.	When and where will the Stockholder Meeting take place?	A.	The meeting of stockholders will be held on [date] at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013.

Q.	What is the purpose of the Stockholder Meeting?	A.

For the reasons discussed below, our Board of Directors has determined that it is in the best interests of our stockholders to sell our assets, pay off our liabilities and distribute the net proceeds to our stockholders (the “Liquidation”). To do so, our Board has adopted a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”) and, subject to receipt of stockholder approval, will proceed with the Liquidation.

At the Stockholder Meeting, you will be asked to vote upon:

• a proposal to approve the Liquidation of the Company pursuant to the Plan of Liquidation; and

•     the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter (the “Adjournment”).

Q.	Who is entitled to vote at the Stockholder Meeting?	A.	All holders of record of our Common Stock at the close of business on [date], 2006 (the “Record Date”) are entitled to vote at the Stockholder Meeting.

(iii)

Q.	What vote is required to approve the matters to be voted upon at the Stockholder Meeting?	A.	The Liquidation of the Company requires approval by the holders of two-thirds of the votes entitled to be cast at a meeting at which a quorum is present. The Adjournment requires approval by the holders of a majority of the votes present at a meeting, regardless of whether a quorum is present. The presence at the Stockholder Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of our Class A Common Stock entitles the holder thereof to one vote and each share of our Class B Common Stock entitles the holder thereof to one-fifth of a vote on the approval of the Liquidation. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Liquidation and the Adjournment. If you do not vote or if you abstain, it will have the effect of a vote against the Liquidation and the Adjournment. You may withdraw your proxy at any time prior to its use at the Stockholder Meeting by following the directions set forth herein under the caption “The Stockholder Meeting—Voting Rights.”

Q.	What do I need to do now?	A.	Simply indicate on your proxy card how you want to vote and sign, date and return it by fax to [ ] or mail it to us in the enclosed envelope or vote your shares by internet or telephone as soon as possible, unless you plan to attend the Stockholder Meeting and vote in person.

Q.	What happens if I do not return a proxy card?	A.	The failure to return your proxy card will have the same effect as voting against the Liquidation and the Adjournment, unless you plan to attend the Stockholder Meeting and vote in person.

Q.	May I vote in person?	A.	Yes. You may attend the Stockholder Meeting and vote your shares in person, rather than signing and mailing a proxy card.

Q.	May I change my vote after I have sent in my proxy?	A.	Yes. You may change your vote at any time before your proxy is voted at the Stockholder Meeting by submitting a new, later dated proxy or you may attend the Stockholder Meeting and vote in person. Simply attending the Stockholder Meeting will not revoke your proxy.

Q.	How will my shares be voted if I return a blank signed proxy card?	A.	Your shares will be voted in favor of the proposals.

Q.	Do our directors and executive officers and the Company’s advisor have any interests in the Liquidation which may be different from my interests?	A.

In considering the recommendation of the Board regarding the matters to be voted upon at the Stockholder Meeting, you should be aware that several members of our management team hold positions with or ownership interests in the Company’s advisor, ARC Capital Advisors, L.P. (the “Advisor”). These positions and ownership interests are as follows: Robert J. Ambrosi, Chairman and President of the Company, is General Partner of the Advisor and holds a 37.24% interest in the Advisor; Marc Perel, Director and Executive Vice President of the Company, holds a 12.76% limited partnership interest in the Advisor.

Under the terms of the Advisory Agreement between the Company and the Advisor, the Advisor is expected to receive the following payments in connection with the Liquidation:

(iv)

•     a disposition fee in the amount of three percent (3%) of the contract sales price of each portfolio property, provided that 50% of the disposition fee for each property will be paid only if the property is sold at a gain. Based on the Schonbraun appraisal of the fair market value of our properties, we expect that the aggregate disposition fee payable to the Advisor in connection with the Liquidation will be approximately $3,154,000.

•     an incentive fee in the amount of twenty percent (20%) of amounts distributed to our stockholders after our stockholders have received distributions equal to the amount of their initial investment in shares of Common Stock plus a preferred return of eight percent (8%). We expect the incentive fee payable to the Advisor in connection with the Liquidation to be approximately $2,934,000.

In addition, the Advisor holds options to acquire 650,000 shares of Class A Common Stock at $8.50 per share. These options are fully vested and exercisable and will be terminated in connection with the Liquidation in exchange for a cash payment in the estimated amount of $2,718,000.

Certain of our executive officers have interests in the Advisor and in companies which have purchased or proposed to purchase assets from us in connection with the Liquidation. Certain of these individuals also have interests in entities with which we jointly own certain properties proposed to be sold in connection with the Liquidation. Our non-executive directors also hold stock options, a portion of which will become exercisable and for which they will receive cash payments as a result of the Liquidation. See “Interests of Certain Persons in Matters to be Acted Upon.”

Q.	What are our present financial circumstances?	A.	The Company’s financial condition is strong. All mortgage obligations are current and all minimum rent receivables are current and up to date. See “Financial Statements.”

Q.	Who can help answer my questions?	A.	If you have additional questions about the proposals, you should contact Robert J. Ambrosi at (973) 249-1000 extension 123.

Q.	Where can I find more information?	A.	Additional information about us can be obtained from the various sources described under “Available Information” in this proxy statement.

(v)

PROPOSAL NO. 1: LIQUIDATION

Q.	Overview	A.

Our Board of Directors has determined that it is in the best interests of our stockholders to proceed with Liquidation of the Company pursuant to the Plan of Liquidation.

The Plan of Liquidation contemplates the orderly sale of our assets for cash and the payment of (or provision for) our liabilities and expenses, as well as the establishment of a reserve to fund our contingent liabilities and anticipated expenses. The principal purpose of the Liquidation is to maximize stockholder value by liquidating our assets and distributing the net proceeds of the Liquidation to the holders of our Common Stock. The Company has entered into several agreements for the sale of portfolio properties, as described under the heading “Proposal No. 1: Liquidation—Implementation of the Plan of Liquidation.” The Company intends to continue to market the remaining portfolio properties and to sell these properties on the most favorable terms available. The Company believes this marketing process is likely to maximize the consideration received for those assets. The Company will continue to evaluate this marketing effort throughout the Liquidation process, however, in order to ensure the sale of such remaining assets in the most economically attractive manner. At such time as the Company has sold its assets, satisfied its liabilities and distributed the net proceeds of asset sales to the stockholders, we will cancel all outstanding shares of Common Stock, file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (“SDAT”) and the Company will cease to exist. However, if the Board determines, in the exercise of its duties, that Liquidation is not in the best interests of the Company or our stockholders, the Board may direct that the Plan of Liquidation be abandoned, either before or after stockholder approval.

Q.	Why did our Board approve the Liquidation?	A.	Due to increased investor demand for the types of properties we invest in, market values for these properties have increased in recent years. Our Board of Directors has determined that under these market conditions, there are limited opportunities to acquire properties on terms which would enable us to achieve our goal of affording our stockholders an attractive return on their investment. In addition, we have experienced a significant increase in the cost of operating as a “reporting company” subject to the filing and other requirements of the Securities and Exchange Commission. We expect further increases in these costs if we continue our current operations. Our Board believes that these costs will adversely affect stockholder returns on investment. For these reasons, after a review of strategic alternatives, our Board determined that it was in our stockholders’ best interest to approve the Liquidation in order to liquidate our assets, pay off our liabilities and distribute the net proceeds to our stockholders. See “Background of the Liquidation.”

(vi)

Q.	What are the potential benefits of Liquidation?	A.

We believe that Liquidation will benefit our stockholders in a number of ways, including the following:

•     We estimate that the Company will make liquidating distributions to the common stockholders in an aggregate amount in the range of $12.50 to $14.00 per share. The Company no longer intends to pay regular quarterly dividends, which were last paid on January 31, 2006. The Company intends to commence payment of liquidating distributions as soon after stockholder approval of the Liquidation as closings of sales of portfolio properties and our overall financial condition permit, and will pay dividends as necessary to continue to qualify as a REIT for tax purposes. We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or when such dispositions will occur. If values of the Company’s assets decline or if the costs and expenses related to such asset sales exceed those which are currently estimated by the Company, then the Liquidation may yield distributions in lesser amounts. No assurances can be made as to the actual amount and timing of distributions, which may be made over a substantial period of time;

•     We expect that any amounts per share to be received by our stockholders will be paid in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders; and

•     After an investigation of strategic alternatives to the Liquidation, including a merger, the sale of a substantial portion of our assets in a single transaction, and continuing our operations in the ordinary course of business, we believe that no other alternative considered is reasonably likely to provide equal or greater value to our stockholders than the Liquidation.

Q.	What are the potential detriments of the Liquidation?	A.

In making its determination to recommend the Liquidation, our Board considered potential negative effects on our stockholders which could result from implementing the Liquidation, including the following:

•     If the stockholders approve the Liquidation and the Liquidation is implemented, our stockholders will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold;

•     Our stockholders may, depending on their respective tax bases in their shares of Common Stock, realize taxable gains in connection with distributions pursuant to the Liquidation; and

(vii)

•     There are associated with the Liquidation various uncertainties, including the prices at which we will be able to sell our properties and the timeframe for completing these sales. See “Risk Factors.”

Q.	Are any transactions currently pending under the Plan of Liquidation?	A.	Yes, we have entered into several agreements to sell properties pursuant to the Plan of Liquidation. These agreements are described under the heading “Proposal No. 1: Liquidation—Implementation of the Plan of Liquidation.” We do not know when these transactions would be completed, although we anticipate that each would be completed by the end of the third quarter of this year.

Q.	Do our directors and executive officers and the Company’s advisor have any interests in these transactions pursuant to the Plan of Liquidation which may differ from my interests?	A.	Mr. Ambrosi, our Chairman and President, is the General Partner of the Company’s Advisor, which under the terms of the advisory agreement currently in effect is entitled to receive certain payments as a result of transactions completed pursuant to the Liquidation. Certain executive officers also have interests in the Advisor. The Advisor and our officers and directors also hold stock options. In addition, we may sell certain assets which may not be readily marketable and which comprise approximately fifteen percent (15%) of the value of our portfolio to an affiliated entity in which one or more of our directors and executive officers have an interest. Any such sale would be completed at asset values determined by our Board of Directors to be fair to and in the best interests of the Company, based upon the determination of our independent third party valuation advisor and such other information as our Board deems relevant, and would be subject to approval by a majority of the independent directors on our Board of Directors who have no interest in the affiliated entity. See “Interests of Certain Persons in Matters to be Acted Upon.”

Q:	What alternatives to the Liquidation did we consider?	A.	We considered continuing our commercial real estate investment operations. However, our Board of Directors determined that opportunities to achieve our goal of generating attractive investment returns for our stockholders through these operations are limited under prevailing market conditions. We have also investigated a number of opportunities to sell all or a substantial portion of our portfolio properties in a single transaction, but have been unable to reach a binding agreement with a purchaser for such a transaction. See “Background of the Liquidation.”

Q:	When will the stockholders receive any payment in connection with the Liquidation?	A.	We expect to make one or more liquidating distributions of net proceeds from dispositions of assets, after discharging or making reasonable provision for satisfaction of Company liabilities and creating a reserve for contingent liabilities and anticipated expenses. However, there can be no assurance that the sales of our properties will be completed. The timing and amount of these sales and any resulting distributions is subject to a number of factors and the Company will not be able to pay any liquidating distributions if the sales of the properties are not completed. We cannot predict when distributions, if any, would be made.

(viii)

Q:	What amount will stockholders receive from the Liquidation?	A.	Due to the uncertainties as to the sale prices of our assets and the ultimate settlement amount of our liabilities, it is difficult to predict the amounts which will ultimately be distributed to our stockholders should the Liquidation be approved by our stockholders and implemented by the Board. While a number of factors may change this amount, we anticipate that if we are able to sell our properties at their respective current estimated values, we will make total distributions in the approximate range of $12.50 to $14.00 per share.

Q:	What are the federal income tax consequences of the Liquidation to me?	A.	The Company’s sale of assets pursuant to the Plan of Liquidation will not have any direct federal income tax consequences for our stockholders. If the Company makes distributions to stockholders as a result of its implementation of the Liquidation, a stockholder will realize, for federal income tax purposes, gain or loss equal to the difference between (1) the sum of the cash distributed to such stockholder directly plus the value of any property distributed to a liquidating trust on the stockholder’s behalf; and (2) the stockholder’s adjusted tax basis in his shares of the Common Stock. See “Additional Matters Regarding Liquidation—Material U.S. Federal Income Tax Consequences of Distributions to Stockholders.” We urge each stockholder to consult with his or her own tax advisors regarding tax consequences of distributions made pursuant to the Plan of Liquidation.

Q:	Do I have appraisal or dissenters rights in connection with the Liquidation?	A.	Pursuant to Maryland law, you are not entitled to appraisal or dissenters rights in connection with the Liquidation.

Q:	What will happen if the Liquidation is not approved?	A.	If the Liquidation is not approved, the Liquidation will not occur, we will not be able to make any liquidating distributions and the Company will continue to operate its business.

Q:	What other matters will be voted on at the Stockholder Meeting?	A.	In addition to asking you to vote on the Liquidation, we are asking you to consider and vote on a proposal to permit the Board of Directors to adjourn the Stockholder Meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Stockholder Meeting to approve the Liquidation. We refer to this as the Adjournment proposal. The vote for the Adjournment is separate from the vote for the Liquidation.

Q.	What does the Board recommend?	A.	The Board has unanimously determined that it is in our best interests to liquidate and recommends a vote FOR approval of the Liquidation of our Company pursuant to the Plan of Liquidation and a vote FOR approval of the Adjournment.

(ix)

INTRODUCTION

At the Stockholder Meeting, holders of shares of our Common Stock on the Record Date will consider and vote upon:

(1) a proposal to approve the Liquidation of the Company pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”); and

(2) the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter (the “Adjournment”).

The Plan of Liquidation provides for the sale of all of our assets, the payment or provision for our liabilities, the distribution of net proceeds to our stockholders and the dissolution of the Company. See “Proposal No. 1: Liquidation.”

The Board has unanimously approved the Liquidation pursuant to the Plan of Liquidation as being in our best interests and recommends to our stockholders that they vote FOR the approval of the Liquidation and FOR the approval of the Adjournment.

Two-thirds of the votes entitled to be cast by holders of the outstanding shares of Common Stock are required to approve the Liquidation and a majority of votes present at a meeting is required to approve the Adjournment.

The votes entitled to be cast by holders of the shares of Common Stock represented by properly executed proxies received prior to or at the Stockholder Meeting and not revoked will be cast in accordance with the instructions indicated in such proxies. If no instructions are indicated, such votes will be cast FOR approval of the Liquidation. A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Company’s Secretary a signed notice of revocation or a later-dated and signed proxy or by attending the Stockholder Meeting and voting in person.

The persons named as proxies are Robert J. Ambrosi, our President and Chief Executive Officer, and Bruce Nelson, our Chief Financial Officer, each acting individually with full power of substitution in each of them. No additional matters will be presented for consideration at the Stockholder Meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their discretion on all matters incident to the conduct of the Stockholder Meeting or any adjournments or postponements thereof.

The costs of preparing, assembling and mailing the proxy, this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by us. See “The Stockholder Meeting—Proxy Expenses.” In addition to the solicitation of proxies by use of the mails, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, fax, e-mail or personal interview. We have engaged a proxy solicitation firm to which we will pay a service fee to assist with solicitation of proxies. We also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding these soliciting materials.

These transactions have not been approved or disapproved by the Securities and Exchange Commission (the “Commission”) and the Commission has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. You may read and copy this information at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to you free of charge at the Commissions website at http://www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our expectations or beliefs concerning future events, including any statements regarding: the use of the cash consideration to be received by us as a result of the Liquidation, the continuation of historical trends, and the sufficiency of our cash balances, and cash generated from operating, financing and/or investing activities for our future liquidity and capital resource needs, or the expected distributions to stockholders in connection with the Liquidation. Without limiting the foregoing, the words “believes,” “intends,” “projects,” “estimates,” “plans,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. We caution that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our inability to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts which will enable us to provide liquidating distributions to our stockholders in amounts currently anticipated; adverse effects of economic and market conditions which are beyond our control, including imbalances in supply and demand for retail shopping center space and the financial condition of our tenants; uncertainties relating to our property portfolio; uncertainties relating to our operations; uncertainties relating to the implementation of our liquidation strategy; uncertainties relating to domestic and international economic and political conditions; and uncertainties regarding the impact of regulations, changes in government policy and industry competition. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

RISK FACTORS

There are many factors that stockholders should consider when deciding whether to vote to approve the Liquidation, including the risk factors set forth below.

Risks Related to the Liquidation of the Company

There can be no assurances concerning the prices at which our portfolio properties will be sold.

We cannot give any assurances as to the price at which any of our properties ultimately will be sold. Real estate market values are constantly changing and fluctuate with changes in interest rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. In addition, environmental contamination or unknown liabilities, if any, at the Company’s properties may adversely impact the sales price of those assets. As a result, the actual prices at which we are able to sell our properties may be less than the amounts we have assumed for purposes of stating estimated liquidating distributions, which would result in the amount of such distributions being less than the amount stated in this proxy statement. The amount available for distributions may also be reduced if the expenses we incur in selling our portfolio properties are greater than anticipated.

The value of our portfolio properties may be adversely affected by environmental contamination.

Based upon our ongoing review of our properties, we are not aware of any environmental conditions with respect to any of our portfolio properties which would be reasonably likely to have a material adverse effect on the Company or the value of the property. There can be no assurance, however, that the discovery of environmental conditions which were previously unknown, changes in law, the conduct of tenants or activities relating to properties in the vicinity of the Company’s properties, will not adversely affect the value of one or more portfolio properties or expose the Company to material liability in the future. Changes in law increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect the value of our properties and subject the Company to liabilities which would reduce the amount of distributions payable to our stockholders.

Two of our portfolio properties are subject to pending or threatened legal proceedings which may affect the value at which we can dispose of these properties or delay disposition of these properties.

The Company owns a 40% interest in a property located in New York, NY, transfer of which is subject to a right of first refusal held by our joint venture partner. The estimated value of the Company’s interest in this property is approximately $7,400,000. We are currently in litigation with the joint venture partner concerning a dispute over the price at which the right of first refusal may be exercised. This dispute is the result of an incorrect allocation of proceeds of the proposed sale. The Company believes that if it does not prevail in the litigation, it may be entitled to recover all or a portion of its losses from the third party which incorrectly calculated the allocation of proceeds. Nonetheless, the pendency of this lawsuit and the fact that the Company may have to initiate another lawsuit to recover losses results in uncertainty as to the amount of proceeds the Company will realize from the sale of this asset, and the time at which these proceeds may be realized. Moreover, there can be no assurances that if the Company is required to sell its interest at less than its full value, the Company will succeed in recovering its losses from the third party.

The Company owns a 51% tenant-in-common interest in a property located in Rochelle Park, NJ which is leased to the Bergen County Board of Social Services (“BCBSS”), which has a right of first refusal with respect to a sale of the property. The estimated net value of the Company’s interest in this property is approximately $4,500,000. BCBSS agreed to purchase the Company’s interest and our partner’s interest, but this agreement was subsequently terminated. Despite our efforts to resolve this matter through negotiation with BCBSS, we have been unable to do so, and BCBSS has suggested that it may seek to take title to the property through a condemnation proceeding at a value less than its current market value. We cannot predict what the outcome of this dispute will be, when it will be resolved or what costs the Company will incur in the course of resolving the dispute.

If BCBSS seeks to take title to the property through a condemnation proceeding and succeeds in doing so, the proceeding will result in a determination of the value to be paid to the owners of the property. This value may be more or less than the appraised fair market value of this property determined by Schonbraun. In a condemnation proceeding, the Company would not have the potential benefit of competing offers to purchase the property which may result in more favorable terms of sale. We would not have available the alternative of deciding not to sell the property if we determine that the proposed terms of sale are not in the best interests of our stockholders. Accordingly, the condemnation process may result in a disposition of the property on terms which are less favorable than those which could otherwise be obtained.

There can be no assurance that the Company will be able to make distributions as a result of the Liquidation.

We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company, or provide assurances as to the timing of such dispositions. If the values of the Company’s assets decline or the costs and expenses related to such sales or related to the liquidation process, exceed those which are currently estimated by the Company, the Liquidation may yield distributions in lesser amounts than we have projected. No assurances can be made as to the actual amount and timing of distributions, which could be made over a substantial period of time.

The sales of our assets pursuant to the Plan of Liquidation will not be subject to further stockholder approval.

If our stockholders approve the Liquidation, our directors will have the authority to sell any and all of the Company’s assets on such terms as the Board of Directors determines appropriate. Notably, the stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

There can be no assurance that Liquidation will result in greater returns to you on your investment, within a reasonable period of time, than you would receive through other alternatives reasonably available to us.

If our stockholders approve the Liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. It is possible that continuing with the status quo or pursuing one or more other alternatives would result in greater returns on your investment. In that case, we will be foregoing those alternative opportunities if we implement the Liquidation. If the Liquidation is not approved by our stockholders, the Board of Directors intends to re-consider other strategic alternatives, including

•	submitting a revised plan of liquidation to our stockholders;

•	selling selected assets; or

•	continuing as a going concern.

The Board of Directors may amend the Plan of Liquidation even if you approve it if they determine that doing so is in the best interest of the Company and our stockholders.

Even if our stockholders approve Liquidation pursuant to the Plan of Liquidation, our Board of Directors may amend the Plan of Liquidation without further stockholder approval if they determine that doing so is in the best interest of the Company and our stockholders. Thus, we may decide to conduct the Liquidation differently than described in this proxy statement. Further, the Board of Directors may decide not to proceed with Liquidation and terminate the Plan of Liquidation without further action by our stockholders.

Certain executive officers and directors have conflicts of interest that may influence them to support the Liquidation.

In considering the recommendations of the Board of Directors with respect to the Liquidation, you should be aware that certain executive officers and directors of the Company have interests in the Liquidation that are different from your interests as a stockholder. Some of the conflicts of interests presented by the Liquidation are summarized below.

Our Advisor, of which our Chairman and President is the general partner, receives compensation under the Advisory Agreement. The Advisory Agreement provides for payment to our Advisor of a disposition fee in the amount of three percent (3%) of the contract sales price of each portfolio property sold, provided that 50% of the disposition fee for each property will be paid only if the property is sold at a gain, as well as an incentive fee in the amount of twenty percent (20%) of amounts distributed to our stockholders after our stockholders have received distributions equal to the amount of their initial investment in shares of Common Stock plus a preferred return of eight percent (8%). Our Advisor also holds stock options which will enable our Advisor to further benefit from the Liquidation. The Advisor stock options entitle the Advisor to purchase up to 650,000 shares of Class A Common Stock. The Company expects to enter into an agreement with the Advisor under which the Advisor’s options will be terminated in exchange for payment of approximately $2,718,000, which represents the value of the options taking into account the exercise price of $8.50 per share and the estimated $13.10 of liquidating distributions per share of Common Stock. Consequently, our Chairman and President may have been more likely to encourage our Board of Directors to recommend Liquidation than if he did not have an expectation of receiving those payments. For further information see the section titled “Interests of Certain Persons in Matters to be Acted Upon.”

We own certain of our portfolio properties jointly with other parties whose consent to sale of the properties we may not be able to obtain.

The Company jointly owns eight properties. The jointly owned properties and the Company’s percentage ownership therein are set forth under the heading “Properties.” As of March 1, 2006, we estimate that the market value of the Company’s interests in these properties was approximately $26,000,000, which is approximately 46% of the aggregate net value of our property portfolio. Because of the nature of joint ownership, sale of these properties will require the Company and its co-owners to agree on the terms of each property sale before such sale can be effected. The principal terms of sale on which we must reach agreement with the joint owners include sale price, payment terms, closing contingencies for the benefit of the buyer and post-closing obligations of the sellers to reimburse the buyer for losses incurred as a result of a breach of a representation or warranty made by the sellers with respect to the property. There can be no assurance that the Company and its co-owners will agree on satisfactory sales terms for any of the properties. If the parties are unable to agree, the matter could ultimately go before a court of law, and a judicial partition could be sought. These legal proceedings would entail additional expense and delay in completing the sale of the jointly owned property.

We may fail to continue to qualify as a REIT, which would reduce the amount of any potential distributions.

The estimated range of the liquidating distributions per share set forth in this proxy statement assumes that the Company will continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) during the entire liquidation process and, therefore, no provision has been made for federal income taxes. There can be no assurance that the Company will be able to maintain its REIT qualification. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

Stockholders may be liable to our creditors for the amount received from us if our reserves are inadequate.

If our stockholders approve the Liquidation, we intend to dispose of our assets, discharge our liabilities and distribute to our stockholders any remaining assets pursuant to the Plan of Liquidation. Under Maryland law, if we make distributions and fail to maintain an adequate contingency reserve for payment of our expenses and liabilities, each stockholder could be held liable for payment to our creditors of such amounts owed to creditors which we fail to pay. The liability of any stockholder would be limited to the amount of such liquidating distributions previously received by such stockholder from us. Accordingly, in such event, a stockholder could be required to return all such distributions received from the Company. If a stockholder has paid taxes on liquidating distributions previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Any contingency reserve established by us may not be adequate to cover any expenses and liabilities.

As of March 31, 2006, the Company’s total liabilities were approximately $27 million, of which approximately $26 million consisted of loans secured by properties we own. Our obligations under these loans will be either paid off in full or assumed by the buyers in connection with the sales of these properties. The remaining liabilities consist principally of accounts payable for expenses incurred both in the ordinary course of operating our business and in connection with preparation for the Liquidation (approximately $688,000), and accrued dividends payable on the Class B Common Stock (approximately $163,000). We have established two contingency accounts which are reflected in the estimated $13.10 per share aggregate liquidating distributions we have used for purposes of disclosures in this proxy statement. The first contingency account, in the amount of $2 million, is intended to fund payment of expenses we expect to incur in the course of implementing the Liquidation. This amount also affords the Company a reserve against possible decreases in property values attributable to changing market conditions. The second contingency account, in the amount of $2.5 million, provides a reserve against a reduction in cash we will have available for distribution to stockholders if we do not prevail in the pending litigation concerning the New York property. If the stockholders approve the Liquidation, we will continuously monitor expenses and any other foreseeable liabilities the Company may incur in implementing the Plan of Liquidation to ensure that adequate reserves are maintained to discharge these liabilities in full.

Risks Related to the Investment Company Act of 1940

We may become subject to the Investment Company Act of 1940

If we invest our cash and/or cash equivalents in investment securities, we may be subject to regulation under the Investment Company Act of 1940, as amended (the “1940 Act”). If we are deemed to be an investment company under the 1940 Act because of our investment securities holdings, we must register as an investment company under the 1940 Act. As a registered investment company, we would be subject to the further regulatory oversight of the Division of Investment Management of the Commission, and our activities would be subject to substantial regulation under the 1940 Act. In addition, in order to come within certain exemptive rules under the 1940 Act, at least 75% of our directors would need to be “independent” under the 1940 Act and we would need to have an independent chairman. We would seek to hire an investment adviser registered under the Investment Advisers Act of 1940 to manage our assets, and such investment adviser would be entitled to management fees. We would also require the services of a custodian to maintain our securities, which custodian would be entitled to custodial fees. In addition to registering with the Commission, we would need to file annual, semi-annual and quarterly reports with the Commission, and distribute annual and semi-annual reports to our stockholders.

Although we do not intend to become an investment company and we intend to limit the investments of our assets to government securities and other investments that do not subject us to regulation under the 1940 Act, if we were deemed to have invested in investment securities and did not register under the 1940 Act, we would be in violation of the 1940 Act and we would be prohibited from engaging in business or selling our securities and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate us. Therefore, our classification as an investment company could materially adversely affect our business, results of operations and financial condition.

THE STOCKHOLDER MEETING

Time, Date and Place

The Stockholder Meeting will be held on [date] at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013.

Proposals

At the Stockholder Meeting, holders of shares of our Common Stock on the Record Date will consider and vote upon (1) approval of the Liquidation of the Company pursuant to the Plan of Liquidation, and (2) the adjournment or postponement of the Stockholder Meeting, if necessary, for the purpose of soliciting additional votes. A description of the Liquidation is included in this proxy statement. A copy of the Plan of Liquidation is attached hereto as Appendix A.

Required Vote

The affirmative vote of two-thirds of the votes entitled to be cast by holders of the outstanding shares of the Common Stock is required to approve the Liquidation pursuant to the Plan of Liquidation and the affirmative vote of a majority of the votes present at the meeting is required to approve the Adjournment. A vote for the Liquidation does not constitute a vote for the Adjournment. You must vote separately on each proposal. Approval of the Adjournment is not a condition to the Liquidation.

Voting Rights

Only holders of record of shares of Common Stock on the Record Date will be entitled to vote at the Stockholder Meeting. On the Record Date, 3,347,937 shares of Common Stock were issued and outstanding, consisting of 3,181,540 shares of Class A Common Stock and 166,397 shares of Class B Common Stock. Each holder of record of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held on each of the foregoing proposals. Each holder of record of Class B Common Stock is entitled to one-fifth of a vote for each share of Class B Common Stock held on each of the foregoing proposals. Holders of Class A Common Stock and holders of Class B Common Stock vote together as a single class.

Quorum and Voting

The presence at the Stockholder Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Stockholder Meeting. Shares which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Stockholder Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or votes “against” a particular matter.

In the event that a quorum is not present at the time the Stockholder Meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may propose to postpone or adjourn the Stockholder Meeting and the persons named in the enclosed proxy will vote all shares of Common Stock for which they have voting authority in the consideration of the Adjournment.

Proxies; Revocation of Proxies

Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice of revocation to our Secretary, by executing and delivering a later-dated proxy or by attending the Stockholder Meeting and voting in person.

Unless contrary instructions are indicated, the votes entitled to be cast by shares of Common Stock represented by valid proxies will be cast FOR the approval of the Liquidation and FOR the approval of the Adjournment. If a stockholder gives specific voting instructions, the votes entitled to be cast by the stockholder will be cast in accordance with such instructions. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their discretion on any other matters properly brought before the Stockholder Meeting and discretionary authority to do so is included in the proxy.

The persons named as proxies are Robert J. Ambrosi, our President and Chief Executive Officer, and Bruce Nelson, our Chief Financial Officer.

Your vote is important. Please return your marked proxy card promptly so your shares of Common Stock can be represented, even if you plan to attend the Stockholder Meeting in person.

Voting by Mail — Stockholders may vote by completing the attached proxy card and mailing it to us in the enclosed self-addressed postage-paid return envelope.

Voting by Fax — Stockholders may vote by completing the attached proxy card and faxing it to [            ] by 5:00 p.m. Eastern Daylight Time on             , 2006.

Voting by Telephone — Stockholders may vote by telephone by dialing toll-free [            ] until 5:00 p.m. Eastern Daylight Time on             , 2006. The touch-tone telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares of Common Stock and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when voting by telephone.

Voting by Internet — Stockholders may vote electronically using the Internet at https://www.[            ] until 5:00 p.m. Eastern Daylight Time on             , 2006. The Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares of Common Stock and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when voting by the Internet.

Proxy Expenses

The costs of preparing, assembling and mailing the proxy, this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by us. We have engaged a proxy solicitation firm to which we will pay a service fee to assist with solicitation of proxies. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, fax or personal interview. We also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

BACKGROUND OF THE LIQUIDATION

We are in the business of acquiring geographically diverse general purpose retail, office and industrial credit lease properties. We seek to generate attractive risk-adjusted returns for our stockholders through a combination of rental income derived from leases of properties and appreciation in the value of properties.

Each year, the Board reviews our strategic position based upon our existing portfolio properties and the credit lease property investment opportunities available to us. The review focuses on the value of our portfolio properties and opportunities to acquire additional properties on terms which the Board believes are reasonably likely to result in an attractive return on investment for our stockholders. We engage The Schronbraun McCann Group (“Schonbraun”), a nationally recognized accounting firm with substantial expertise in valuation of credit lease properties, to prepare a comprehensive valuation of our portfolio. This firm values our properties using a widely-accepted valuation method in which we provided them with the net operating income of each property and they apply to that income stream a capitalization rate derived from publicly-available information about the prices at which similar properties have been bought and sold recently. Working from a reported range of capitalization rates for similar properties, the firm determines the specific capitalization rate to apply to a particular property on the basis of several factors, the most important of which is the creditworthiness of the property’s tenants. Using these methodologies, Schonbraun prepares a report presenting the resulting estimated values of our portfolio properties. See “Proposal No. 1: Liquidation—Report of The Schonbraun McCann Group”.

In addition to the Schonbraun analysis, we develop our own estimates of the values of our portfolio properties. As a result of our years of active participation in all aspects of the credit lease property market and numerous interactions with the principal participants in that market, we review numerous investment opportunities on a weekly basis and have many industry relationships from which we gather information about the terms on which credit lease properties are being bought and sold. We monitor this information on an ongoing basis to keep apprised of current market conditions and emerging trends. Using this information, we assess the terms on which our portfolio properties could be sold and additional credit lease properties may be acquired.

In prior years, this annual assessment has resulted in the Board concluding that there were significant opportunities available to invest proceeds from portfolio property sales and other investment capital available to us in new credit lease properties to achieve our goal of providing attractive returns to our stockholders. However, in recent years, we have seen a substantial increase in investor interest in credit lease properties. This increased level of interest has resulted in a general increase in the price of these properties which, in turn, has made it more difficult to acquire properties on terms which will enable us to achieve our goal. This change in prevailing market conditions and the adverse effect it has had on our ability to identify new investment opportunities which will enable us to provide attractive returns to our stockholders is one principal factor our Board considered in deciding to explore opportunities to liquidate our portfolio of properties and distribute the proceeds to our stockholders.

The second principal factor is the substantial cost associated with operating the Company as a reporting company under the Securities Exchange Act of 1934. Because the Company has more than 500 stockholders, we are required to file periodic and other reports with the Securities and Exchange Commission (SEC) and to comply with other rules and regulations of the SEC. The cost of this compliance, in terms of enhanced internal systems and controls, legal, accounting and other fees of third party advisors, as well as management time devoted to compliance, is substantial. This cost can be readily justified for a larger company having substantially greater resources which is able to take advantage of the primary benefits of being a reporting company—access to the public markets to raise investment capital and the ability to use its shares of stock as a liquid acquisition currency. Because of our size and the fact that our Common Stock is not listed or quoted for trading, we are not able to realize either of these benefits. The Board believes that bearing the costs of being a reporting company without realizing the benefits is a competitive disadvantage for us. In light of limited opportunities to significantly expand our assets and operations on terms favorable to our stockholders due to current market conditions, our Board resolved to investigate opportunities to liquidate our portfolio, distribute net proceeds to our stockholders and discontinue operations.

The Board’s objective in investigating Liquidation of the portfolio was to maximize stockholder value and financial return to our stockholders. The price at which our portfolio properties can be sold is the principal determinant of stockholder value which can be derived from Liquidation. The sales price of our properties is dictated for the most part by conditions in the market for credit lease properties specifically, and general economic conditions generally. The aggregate sales price for our portfolio properties as a whole can also be affected by the structure of the transaction in which the properties are sold. Our portfolio is well-diversified in terms of property type, location and lease term. At any point in time, certain credit lease properties will command a more favorable valuation than others. If we were to sell only the properties which were most attractive to investors in one or more transactions, we would retain the relatively less attractive properties which would sell at relatively lower values. Another determinant of stockholder value is the expenses the Company will incur in the course of completing the Liquidation. These expenses include both transaction-specific expenses such as early payment fees incurred in repaying mortgage financing on some properties and other closing costs, as well as general operating expenses the Company will continue to incur until the Liquidation has been completed. Taking all of these considerations into account, our Board also determined that it would be advantageous to have a purchaser assume certain indebtedness having relatively high early payment penalties in order to avoid these penalties. We initially sought to sell all or substantially all of our portfolio to a single purchaser in a transaction in which the purchaser would assume certain indebtedness.

Drawing from management’s extensive experience and contacts in the credit lease property investment industry, we determined which industry participants had the ability to make a bona fide offer to purchase our portfolio substantially as a whole. Members of our management team have been active in this industry for over 20 years, during which we have maintained relationships and communications with a large number of investors as well as a national network of commercial property brokers. Based on our experience in managing the investment activities of the Company and other commercial real estate businesses in which we have been active during this period, we believe that investing substantial time in maintaining these relationships affords us broad insight into market conditions and activity. We have substantial direct knowledge of the investors which would be interested in and capable of completing a transaction involving substantially all of our portfolio properties. Through our relationships with commercial property brokers, we apprised this community of our interest in such a transaction. The brokers then contacted their clients to determine whether they were interested in acquiring our portfolio properties. Using the information available to us from these contacts, we determined which industry participants had an investment strategy for which an acquisition of our portfolio properties would represent an attractive opportunity. From this list, we then selected those which had sufficient capital resources to complete a transaction of this magnitude. In the second and third quarters of 2004, we provided information regarding our portfolio, including property values determined by our third party valuation advisor, and invited proposals from more than 20 industry participants. We also provided information regarding our portfolio to a number of third party brokers and advisors and requested that they make it available to any parties they knew which may be interested in acquiring the portfolio.

This process resulted in five offers to acquire all or substantially all of the properties in our portfolio and a number of offers to acquire selected properties from our portfolio. For the reasons stated above, we determined that pursuing a timely disposition of a substantial portion of the portfolio to a single purchaser was the strategy most likely to yield a favorable return to our stockholders. After reviewing the offers received and evaluating the ability of the offerors to complete the proposed transactions, we reached a preliminary determination that an offer put forth by HPI/NL Investors, LLC (“HPI”) afforded us the greatest aggregate purchase price, an opportunity to have the acquiror assume certain indebtedness the prepayment of which would have resulted in substantial fees, and the best alternative for consummating the sale of a substantial portion of our portfolio properties in a timely manner, while market conditions remained favorable for us to pursue a sale of the properties.

In the fourth quarter of 2004, we worked with HPI towards execution of a definitive purchase agreement. While negotiations with HPI proceeded, we continued to make information about the portfolio properties available to interested parties and to have discussions concerning alternative transactions. However, our Board continued to assess all viable alternative transactions, but determined that none was preferable to the proposed transaction with HPI.

On December 20, 2004 we entered into a Contract of Purchase and Sale with HPI, which provided for the sale of 14 of our 21 portfolio properties for a gross purchase price, including assumed debt, of approximately $77.7 million, a portion of which was to be paid to other parties with which we jointly own certain of the properties included in the transaction. The agreement also provided for a purchase of our limited partnership interest in the Ft. Washington property and a right to purchase several additional properties which were subject to rights of first refusal at prices set forth in the agreement, if such rights of first refusal were waived. HPI’s obligations to complete the transaction were subject to due diligence and financing contingencies. After completing its due diligence investigation of the properties, HPI determined that it would not purchase certain properties initially included in the transaction. HPI also notified us that it would not purchase the Ft. Washington limited partnership interest or any of the properties subject to rights of first refusal. On February 2, 2005 we entered into a First Amendment to Contract of Purchase and Sale with HPI which provided for the exclusion of certain properties initially included in the transaction, a reduction in the purchase price to approximately $65.2 million, which included a $700,000 reduction in the purchase price for the properties included in the transaction, and elimination of the due diligence contingency.

We continued to work with HPI towards completion of the proposed transaction through the second quarter of 2005. However, it became apparent that, primarily due to increases in interest rates, HPI would not succeed in raising the debt financing necessary to complete the transaction. The Contract of Purchase and Sale with HPI expired in accordance with its terms on June 30, 2005, although we continued discussions with HPI regarding a number of alternative transaction structures which would have resulted in the sale of a substantial portion of our portfolio properties. We ultimately concluded that such a transaction with HPI was not possible and we entered into a Termination and Release Agreement with HPI in November 2005.

Upon expiration of the HPI agreement, we commenced discussions with a number of interested parties regarding alternative transactions which would result in a sale of substantially all of our portfolio properties. One party in particular, a large, publicly-traded REIT, expressed strong interest in such a transaction. We entered into a nonbinding letter of intent with this party providing for a merger of the Company into an affiliate of this REIT, with our stockholders receiving cash for their shares of Company stock. This party engaged in extensive due diligence and negotiation of a definitive merger agreement, but ultimately determined not to proceed with the transaction. While we were not advised of this potential purchaser’s reasons for its decision not to proceed, we believe that with an influx of additional acquisition financing, its management became focused on larger transactions which would enable it to deploy its assets more quickly.

We have continued to contact numerous parties and investigated a number of opportunities to sell a substantial portion of our portfolio properties in a single transaction. Despite extensive marketing of this investment opportunity, we have not reached an agreement to acceptable terms of sale with a party capable of consummating such a transaction. Our Board has determined that in light of current market conditions and the fact that our efforts have not yielded an opportunity to sell our entire portfolio of properties in such a transaction, it is in the best interest of our stockholders to sell these properties on the best available terms.

PROPOSAL NO. 1: LIQUIDATION

Reasons For The Liquidation

The Board’s objective in considering the proposed Liquidation and various alternatives to it was to maximize stockholder value and financial return to our stockholders. As described under the caption “Background of the Liquidation,” in the third quarter of 2004 our Board performed its annual review of values of our portfolio properties and opportunities to make additional investments in credit lease properties on terms which would yield attractive returns to our stockholders. Based on the results of this review and concerns that the cost of continuing operations as a “reporting company” was a competitive disadvantage for a company of our size, the Board determined that it is in our best interests to explore opportunities to liquidate our assets, discharge our liabilities and distribute remaining assets to our stockholders. The Board has regularly reviewed this determination in light of updated information about our portfolio properties and market conditions in general, and continues to believe that the Liquidation is in the best interests of our stockholders.

The factors considered by the Board in determining whether to approve the Liquidation, include those enumerated below. While all of these factors were considered, the Board did not make determinations with respect to each of these factors separately. Rather, the Board made its judgment based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. In making its determination with respect to the Liquidation, the Board considered a number of potential benefits, including those listed below.

The Liquidation would enable us to liquidate our investments in credit lease properties at a time when market prices for these properties have increased due to increased investor demand. We do not think current market conditions are favorable for making substantial additional investments in credit lease properties on terms which would yield an attractive investment return for our stockholders. In the absence of opportunities to grow the Company’s operations significantly in order to position the Company to benefit from the greater access to public capital markets associated with reporting company status, we believe our status as a reporting company is a disadvantage due to the increased cost of operating as a reporting company, which would reduce returns to our stockholders.

The Board reached its decision to approve the Liquidation after first exploring a number of strategic alternatives for the Company, including continuing its operations independently and merging with another company. The Board also explored several opportunities to sell a substantial portion of the Company’s portfolio properties to a single buyer, and entered into an agreement for such a transaction in December 2004. However, the purchaser under that agreement was unable to obtain the necessary financing to complete the transaction. Based upon its consideration of these alternatives, the Board determined that Liquidation pursuant to the Plan of Liquidation is the course of action most likely to maximize stockholder value.

The Board believes that it has fully investigated all alternatives available to the Company, through management’s extensive network of contacts in the credit lease property investment industry. The Board further believes that the Company’s extensive marketing efforts through this network to sell our portfolio properties will result in sale of these properties on the best terms currently available in this market. Finally, the Board expects that all of the sale proceeds will be in the form of cash, enabling the Company to provide liquidity to the stockholders and avoiding issues with respect to the valuation of non-cash proceeds.

Taking all of these factors into consideration, the Board has determined that Liquidation pursuant to the Plan of Liquidation is in the best interests of our stockholders, and that the anticipated liquidation distributions totaling between $12.50 and $14.00 per share is fair in light of the Company’s current and anticipated financial condition, business opportunities and the market environment within which we operate.

The Board also identified and considered several potentially negative factors relating to the Liquidation, which are set forth below.

We do not know the prices and other terms on which our portfolio properties and other assets can be sold pursuant to the Plan of Liquidation. While we have used appraised property values and estimated transaction and operating costs to arrive at an estimate of total liquidating distributions for purposes of this proxy statement there can be no assurance that these estimates are correct. The actual amount of liquidating distributions may be substantially less than what we have estimated, and our stockholders may not receive the entire amount to be distributed for several years.

Upon completion of the Liquidation, our stockholders will no longer realize the financial benefits of continued ownership of our portfolio properties, including participation in earnings and potential appreciation of property values.

Our stockholders may, depending on their respective tax bases in the shares of Common Stock, realize a taxable gain as a result of the liquidation.

The Board concluded that the potentially negative factors were outweighed by the potential benefits to be gained by the Liquidation. The members of the Board evaluated all of the factors described above in view of their knowledge of our business and operations and their own business judgment. In light of the wide variety of factors considered in connection with its evaluation of the Liquidation, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weight to different factors.

Overview

You are being asked to approve Liquidation of the Company pursuant to the Company’s proposed Plan of Liquidation. Your Board of Directors recommends that you vote “FOR” Liquidation of the Company pursuant to the Plan of Liquidation.

The key provisions of the Plan of Liquidation provide, in part, that:

•	The Company is not anticipated to engage in any business activities other than those necessary or convenient to preserve its assets, wind up its business and affairs, discharge and pay all its liabilities, and distribute its assets to its stockholders;

•	The final distribution to common stockholders will be made, if possible, no later than the second anniversary of the date on which our stockholders approve the Liquidation. However, we cannot assure you that the final distribution will be made in such time period;

•	Upon the determination of the Board of Directors, the Company will transfer and assign to a trust designated by the Directors of the Company into which cash and property may be transferred if deemed necessary by the Directors (a “Liquidating Trust”), the Company’s remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and to make liquidating distributions to stockholders;

•	Upon the transfer and assignment by the Company to the Liquidating Trust of the Company’s remaining assets, such assets shall be held solely for the benefit of an ultimate distribution to the Company’s stockholders after payment of unsatisfied debts and liabilities, and the stockholders’ certificates for shares shall be deemed to represent certificates for identical interests in the Liquidating Trust;

•	The distributions contemplated by the Plan of Liquidation are anticipated to be in complete liquidation of the Company and in cancellation of all issued and outstanding shares of Common Stock;

•	The Board of Directors has the authority to terminate the Company’s status as a REIT under the Code without the approval of the stockholders;

•	The Board of Directors may terminate the Plan for any reason. The power of termination may be exercised before or after approval of the Liquidation by the stockholders, but such power shall not continue after Articles of Dissolution have been accepted for record by the State Department of Assessments and Taxation (“SDAT”) of Maryland; and

•	Notwithstanding approval of the Liquidation by the stockholders, the Board of Directors may modify or amend the Plan without further action by the stockholders of the Company to the extent permitted under current law.

Pursuant to the Plan of Liquidation and in accordance with the applicable provisions of law, the Company’s officers are authorized:

•	to promptly wind up the Company’s affairs, collect its assets and pay or provide for its liabilities (including contingent liabilities);

•	to sell or exchange any or all of our property at public or private sale, including all transactions referenced herein;

•	to prosecute, settle or compromise all claims or actions involving the Company;

•	to declare and pay liquidating distributions in cash, kind or both to the stockholders;

•	to execute for the Company or on its behalf all contracts of sale, deeds, assignments, notices and other documents as are necessary in connection with the Liquidation;

•	to execute for the Company or on its behalf any forms and documents required by law, including tax returns;

•	to pay all costs, fees and expenses, taxes and other liabilities incurred by the Company in carrying out the Liquidation;

•	to do all other things reasonably necessary or advisable to complete the Liquidation; and

•	to cancel all outstanding shares of common stock upon the payment of all liquidating distributions pursuant to the Plan of Liquidation and our filing of Articles of Dissolution with the SDAT.

Amount and Timing of Distributions to the Stockholders as a Result of the Liquidation

We estimate that the Company will make liquidating distributions to the common stockholders in an aggregate amount in the range of $12.50 to $14.00 per share. This estimated range of liquidating distributions has been determined as follows:

•	We used the appraised fair market values of each of our portfolio properties as of March 1, 2006 determined by our valuation advisor, The Schonbraun McCann Group.

•	We deducted from the gross property values reported by Schonbraun the amount of indebtedness owed with respect to each property as of March 31, 2006, resulting in a net value for each property.

•	We deducted from the net value of each property the amount of estimated expenses to be incurred in connection with the sale or other disposition of the property, including prepayment fees for payment of indebtedness.

•	We multiplied the resulting projected net proceeds of sale of each property by our percentage ownership interest in each property to determine aggregate net proceeds of property sales expected to be available to the Company for distribution to our stockholders.

•	We deducted the amounts of two contingency accounts we have established for purposes of the Liquidation, the first in the amount of $2.5 million representing the difference between the value of our interest in the New York property which is the subject of litigation and the value for which the co-owner of that property states it is entitled to purchase such interest, and the second in the amount of $2 million which is intended to cover estimated expenses associated both with implementation of the Plan of Liquidation and with our ongoing operations pending completion of the Plan of Liquidation, as well as potential declines in the value of our portfolio properties due to changing market conditions.

Information about all of the foregoing amounts other than the contingency reserves may be found in the table under the heading “Properties.”

We have established contingency accounts and stated a range of anticipated liquidating distributions due to uncertainties associated with the liquidation process. These uncertainties include the amount a buyer will pay for each of our portfolio properties, the expenses we will incur in selling each property, the amount of time it takes us to complete the liquidation process, the outcome of pending or threatened litigation relating to two of our properties, and the expenses we incur in connection with the litigation. We will continuously evaluate these contingency accounts to ensure that they are sufficient to discharge all liabilities of the Company.

The Company will distribute net proceeds of asset sales, after deducting for expenses and reserves, to its common stockholders at the discretion of the Company’s Board of Directors. There can be no assurances that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or that such dispositions will occur as early as estimated by the Company. If values of the Company’s assets decline or the costs and expenses related to such asset sales exceed those which are currently estimated by the Company, or if properties are not leased at the rental rates the Company currently expects, the Liquidation may not yield distributions in the approximate amount anticipated. No assurances can be made as to the actual amount and timing of distributions, which could be made over a substantial period of time.

Implementation of the Plan of Liquidation

The Company has entered into several agreements to sell portfolio properties to implement the Plan of Liquidation.

•	Fort Washington, PA—we entered into an agreement to sell our 50% limited partnership interest in the entity owning the Fort Washington, PA property for $2,500,000 to Cedar Shopping Centers Partnership, L.P., which is not affiliated with the Company. Schonbraun appraised the value of our interest in this property at $2,165,437. After deducting the Advisor disposition fee of $138,017, net proceeds to the Company from this transaction were $2,361,983. This transaction was completed on May 23, 2006.

•	Overland Park, KS—we have entered into an agreement to sell our 49.95% interest in the Overland Park, KS property to Guy M. Morris, who is not affiliated with the Company. The purchase price is $13,600,000, subject to adjustment for allocation of rents, utilities, taxes and various escrow accounts. In addition, the Company will receive a $200,000 payment from the buyer for arranging the sale. Schonbraun appraised this property for $13,715,936. After deducting property indebtedness of $6,665,000 at the time of sale, closing costs of $23,500 and Advisor fees of $203,796, net proceeds to the Company from this transaction were $3,441,570. This transaction was completed on June 15, 2006.

•	Paramus, NJ—we have entered into an agreement to sell our 40% tenant-in-common interest in the Paramus, NJ property to the holder of the remaining tenant-in-common interest, Paramus South 17, LLC, which is managed by an affiliate of the Company, pursuant to an exercise of its right of first refusal. The purchase price is $3,408,499, subject to adjustment for allocation of rents, utilities, taxes and similar items. Schonbraun appraised the value of our interest in this property at $3,347,966. After deducting the estimated Advisor disposition fee of $272,829, we anticipate that net proceeds to the Company from this transaction will be $3,075,137.

•	Charlotte, NC—we have entered into an agreement to sell four properties located near Charlotte, NC to ARC Equities, Inc., which is an affiliate of the Company. The purchase price is $9,205,969, subject to adjustment for allocation of rents, utilities, taxes and similar items. Schonbraun appraised this property at $9,140,320. After deducting property indebtedness of $4,083,334, estimated closing costs of $26,479, and the estimated Advisor disposition fee of $274,210, we anticipate that net proceeds to the Company from this transaction will be $4,821,946.

The Company intends to complete these property sales regardless of whether the stockholders approve the Liquidation, as our Board of Directors has determined that these transactions are consistent with our business strategy in the absence of liquidation. The Company would be subject to liability, including a purchaser action for specific performance pursuant to which the Company may be legally required to sell the property on the agreed terms, should it fail to complete the sale of one or more of these properties in breach of the applicable purchase and sale agreement.

Stockholder approval of the Liquidation gives to the Board the power to direct the sale (or, in certain cases, otherwise dispose of) all of our assets on such terms and in such manner as determined by the Board in its discretion. The prices at which we may be able to sell those assets will depend on factors that may be beyond our control and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the liquidation will constitute approval of any such sales or other dispositions. We will not be required to obtain any further stockholder approval with respect to specific terms of any particular sales or other dispositions of assets approved by the Board of Directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement, sale or disposition, unless required by applicable law.

Dissolution

Following the final liquidating distribution under the Plan of Liquidation and upon satisfaction of any other state or federal law requirements as to filings, notices or other actions in connection with the Liquidation, we intend to file Articles of Dissolution with the SDAT. Under certain circumstances, we may transfer and assign cash and other property to a liquidating trust for the benefit of an ultimate distribution to our stockholders, subject to any unsatisfied debts, liabilities and expenses.

Indemnification of Directors and Officers

We anticipate that our current directors and officers will continue to serve in these capacities after the approval of the Liquidation. Under Maryland law, directors remaining in office owe duties to creditors as well as to our stockholders during the dissolution process. We will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company in accordance with our charter, bylaws, our existing directors’ and officers’ liability insurance policy and applicable law. The Company’s obligation to indemnify such persons against claims which arise may also be satisfied out of assets of a Liquidating Trust, if any. Our Board has obtained and our Board and the trustees of any Liquidating Trust are authorized to obtain and maintain, insurance as may be necessary to cover our indemnification obligations.

Certain Compensation Arrangements

We may, in the absolute discretion of our Board, pay to our present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Liquidation. Our directors currently receive an annual retainer of $5,000, $1,000 for each meeting of the Board and $500 for each meeting of a committee of the Board as compensation for their services. We expect this arrangement will continue so long as our directors remain in office.

Final Record Date

If the Liquidation is approved by the stockholders, we will close our transfer books on the date on which the Company files Articles of Dissolution with the SDAT under Maryland law (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our Common Stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our Common Stock upon exercise of outstanding options or warrants.

Surrender of Stock Certificates

Subsequent to the Final Record Date, we may elect to require stockholders to surrender certificates representing their shares of the Common Stock in order to receive subsequent distributions, if any. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Company or a Liquidating Trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate representing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust

If advisable for any reason to complete the liquidation and distribution of our assets to our stockholders, our Board may at any time transfer to a Liquidating Trust our remaining assets and obligations. The Liquidating Trust thereupon will succeed to all of our then remaining assets, including all amounts in the contingency reserve, and any of our remaining liabilities and obligations. The sole purpose of the Liquidating Trust will be to prosecute and defend suits by or against us, to collect amounts due to us, to settle and close our business, to dispose of and convey our assets, to satisfy our remaining liabilities and obligations and to distribute our remaining assets to our stockholders. Any distributions made from the Liquidating Trust will be made in accordance with the provisions of the Plan of Liquidation. Our Board may appoint one or more of its members to act as trustee or trustees of the Liquidating Trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees of the Liquidating Trust on such terms and conditions as our Board determines are appropriate. Approval of the Liquidation by the stockholders also will constitute approval by the stockholders of any appointment of a trustee and of a liquidating trust agreement between us and any trustee, as well as the transfer of our remaining assets to the Liquidating Trust. While our Board anticipates that it will transfer the Company’s remaining assets and liabilities to a Liquidating Trust when substantially all of our assets have been sold and liabilities have been discharged, the Board does not expect to establish a Liquidating Trust until that time, which the Board believes will be subsequent to December 31, 2006.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Liquidation and distributions to stockholders which may result from it. It is based upon laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, some of which may have retroactive effect. The summary does not purport to be a complete analysis of all federal income tax consequences of the Liquidation and distributions to stockholders which may result from it, nor does it address any aspect of state, local, foreign or other tax laws.

Treasury Department Circular 230 Notice

To ensure compliance with Treasury Department Circular 230, we advise you that any tax discussion herein was not written and is not intended to be used and cannot be used by any stockholder for purposes of avoiding U.S. federal income tax penalties that may be imposed on the stockholder. Any such tax discussion was written to provide information regarding the income tax consequences of the transaction described in the Proxy Statement. Each stockholder should seek advice based on the stockholder’s particular circumstances from an independent tax adviser.

Tax Consequences to the Company

We have qualified as a REIT under Sections 856-860 of the Code since we became a REIT in 1993. As a REIT, we are generally not subject to federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. In order to maintain our status as a REIT, we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets. If the Liquidation is approved by our stockholders, we intend to carry out the Liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of assets to a Liquidating Trust. However, as a result of the Liquidation there may arise circumstances which cause us to fail to qualify as a REIT. The Board of Directors has the authority under the Plan of Liquidation to cause the Company to discontinue our status as a REIT at any time if the Board of Directors finds it in the best interests of our stockholders to do so.

So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the Plan of Liquidation will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

We expect to completely liquidate within 24 months after our adoption of the Plan of Liquidation. Assuming we liquidate, distributions made pursuant to the Plan within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets.

While we intend to continue to qualify as a REIT for the period prior to the distribution of all of our assets to our stockholders, which includes the transfer of assets to a Liquidating Trust, no assurance can be given that we will not lose or terminate our status as a REIT. Should we lose our status as a REIT, either inadvertently or because the Board of Directors deems such loss to be in the best interests of our stockholders, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates, and in any subsequent years.

If we are unable to dispose of all of our assets within 24 months after adoption of the Plan of Liquidation or if it is otherwise advantageous or appropriate to do so, the Board of Directors may establish a Liquidating Trust to which we could distribute in kind our unsold assets. In any event, even if all of our assets were disposed of within such period, the Board of Directors may decide to establish a Liquidating Trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the Liquidating Trust. Accordingly, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the Liquidating Trust. You will recognize gain to the extent such value is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the Liquidating Trust.

An individual stockholder who itemizes deductions may deduct his pro rata share of fees and expenses of the Liquidating Trust only to the extent that such amount, together with the stockholder’s other miscellaneous deductions, exceeds 2% of his adjusted gross income. A stockholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the Liquidating Trust. Any such gain or loss will be capital gain or loss so long as the stockholder holds his interest in the assets as a capital asset.

If the Liquidating Trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the Liquidating Trust would most likely be taxable as a corporation. In such case the Liquidating Trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of distributions from the Liquidating Trust. If the Board of Directors elects to use a Liquidating Trust, it is anticipated that every effort will be made to ensure that it will be classified as such for federal income tax purposes.

Distributions to Stockholders

As a result of the Liquidation, stockholders may receive one or more liquidating distributions. The amount of any distribution should be applied first to reduce a stockholder’s tax basis in his shares of Common Stock, but not below zero. A stockholder’s tax basis in his shares will generally equal the stockholder’s cost for his shares of Common Stock. If a stockholder owns more than one block of shares of Common Stock, the amount of any distribution must be allocated among the several blocks of shares owned by the stockholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the stockholder. The amount of the distributions in excess of a stockholder’s basis in his Common Stock will be gain, and should be recognized in the year the distribution is received. If the amount of the distributions are less than the stockholder’s basis in his shares of Common Stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder. The gain or loss will be a capital gain or loss, assuming the Common Stock is held as a capital asset. Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income.

We will provide stockholders and the Internal Revenue Service (“IRS”) with a statement of the amount of cash and the fair market value of any property distributed to the stockholders during that year as determined by the Company, at such time and in such manner as is required by the IRS.

Appraisal or Dissenters’ Rights

Pursuant to Maryland law, you are not entitled to appraisal rights in connection with the approval of the Liquidation.

Report of The Schonbraun McCann Group

We engaged The Schonbraun McCann Group, a national consulting firm whose practice focuses on real estate and finance, to prepare a valuation report on our portfolio properties. Our Board has used this report (the “Schonbraun Report”) together with other information concerning property values and market trends to reach its determination that the Liquidation is in the best interests of our stockholders and to evaluate terms and conditions on which properties will be sold. We have also used this report in estimating the amount of liquidating distributions our stockholders may receive as a result of the Liquidation. This report has been updated as of March 1, 2006.

The material assumptions and qualifications of the Schonbraun Report are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by The Schonbraun McCann Group in preparing the Schonbraun Report. Arriving at a property valuation is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

Although we advised The Schonbraun McCann Group that certain assumptions were appropriate in our view, we imposed no conditions or limitations on the scope of the investigation by The Schonbraun McCann Group or on the methods and procedures to be followed by The Schonbraun McCann Group in preparing the report. The fees and expenses of The Schonbraun McCann Group will be borne by us.

Qualifications to the Valuation Report

In connection with preparing the valuation report, The Schonbraun McCann Group was not engaged to and, therefore, did not: (i) make any recommendation to us, our board of directors or our stockholders with respect to whether to pursue the Liquidation or accept or reject any transaction in connection therewith; (ii) express any opinion as to the business decision to pursue Liquidation or the alternatives to Liquidation; and (iii) provide any implied or explicit guarantee or warranty that the amounts actually realized in a transaction involving the sale of one or more of our portfolio properties will equate to their estimate of the value of such property. The Schonbraun Report is based on business, economic, real estate market, and other conditions as they existed and could be evaluated on the date of The Schonbraun McCann Group’s analysis. Events occurring after that date may materially affect the assumptions used in preparing the valuation report. The report conforms with the requirements established by the Uniform Standards for Professional Appraisal Practice in addition to the Standards of Professional Practice of the Appraisal Institute.

Experience of The Schonbraun McCann Group

The Schonbraun McCann Group provides a full range of services to meet the needs of the real estate and finance industries, including but not limited to, business consulting, financial, tax, and real estate advisory services to clients located throughout the United States, including REITs, financial institutions, investment banks, opportunity funds and pension advisors. The Schonbraun McCann Group and its principals are members of the American Institute of Certified Public Accountants and are registered with the Public Company Accounting Oversight Board. We selected The Schonbraun McCann Group because of its experience in the valuation of credit lease properties and other real estate assets and because of our experience in working with them.

Summary of Materials Considered and Reviews Undertaken

The Schonbraun McCann Group’s analysis of the value of our portfolio properties involved, among other things, the review of the following information: (i) a portfolio survey prepared by our management that included, among other things, a current rent roll for each property, historical operating statements for the period of our ownership, as available, and operating budgets for each property, including capital expenditures, tenant improvement allowances and leasing commissions; (ii) published national surveys, including the Korpacz Real Estate Investor Survey Results and credit ratings from Moody’s and Standard and Poors, and certain other available published information relating to acquisition criteria for properties similar to our properties; (iii) appraisals of our properties performed at or around the time of our acquisition, financing or refinancing of such properties; (iv) our annual reports to stockholders filed with the SEC on Form 10-K and our quarterly reports filed with the SEC on Form 10-Q.

In addition, representatives of The Schonbraun McCann Group reviewed information concerning local market conditions and competing properties. The Schonbraun McCann Group also discussed with the Advisor and the property managers conditions in retail, office and industrial property markets in general, and the local market of each property, in particular, market conditions for the sale/acquisition of properties similar to our properties, the current and projected operation and performance of each of the properties, and the current debt encumbering each property.

The Schonbraun McCann Group’s Analysis

The Schonbraun McCann Group employed the income capitalization method to estimate the value of our portfolio properties. The underlying premise for this valuation method is the basic valuation principle of anticipation. The principal of anticipation means that value is created by the expectation of benefits to be derived in the future. These benefits are the net income that an investment will produce for its owners. The income capitalization method converts the anticipated benefits into property value. This is accomplished in two ways; yield capitalization and direct capitalization. Yield capitalization considers the anticipated net operating cash flow from a property and estimated residual proceeds from the sale of the property at the end of a multi-year holding period when discounted at a market derived rate. Direct capitalization converts one year’s income as capitalized by a market derived rate. The income capitalization method was selected over other methods (i.e. comparable sales or replacement costs) as it is the most common method used by sellers and acquirers of income producing properties. The Schonbraun McCann Group advised that use of these other methods would not result in valuation conclusions that differ from those contained in the report.

The Schonbraun McCann Group was provided with details of each subject property’s in-place leases, anticipated new leasing, historic and pro-forma expense information, and the estimated net operating income (“NOI”) of each subject property by the Company. NOI is the gross rental income less net unreimburseable expenses of each property. A property value was derived for each subject property via yield capitalization by utilizing the ARGUS Lease-by-Lease cash flow analysis software. This cash flow analysis determined the present value of the anticipated cash flows during a typical holding period at the selected discount (yield) rate. Additional support for the conclusions of the cash flow analysis was obtained by utilizing direct capitalization analysis. This analysis examined the implied capitalization rate obtained by dividing the NOI by the value conclusion. The capitalization rate is the ratio of yearly NOI to the property value and is determined by evaluating the financial data of similar properties which have recently sold in a specific market. The Schonbraun McCann Group obtained the yield rates used to value the subject properties from Korpacz Real Estate Investor survey and adjusted them for the creditworthiness of the tenant and location of the property.

The discount (yield) rate used to arrive at present value was different for each property. The factors that were taken into consideration in selecting McCann the discount (yield) rate used for each property were the Korpacz survey of discount rates, The Schonbraun Group’s market knowledge of yield rates derived from participating in acquisitions, dispositions and due diligence, the creditworthiness of the tenants, the tenant’s duration of occupancy at the property and their future lease terms, the above/below market nature of each tenant’s rental rate, market vacancy and other local market conditions. Discount rates for properties with tenants that have superior creditworthiness are lower than those which have tenants that have inferior creditworthiness. A lower discount rate will result in a higher value. The magnitude of the adjustment depends on the credit rating of the tenant, the portion of the property the tenant occupies, the above/below market nature of their rental rate, and the length of the remaining term of the lease.

Assumptions

In preparing its report, The Schonbraun McCann Group has relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in this proxy statement or furnished or otherwise communicated to The Schonbraun McCann Group by us, the Advisor or the property manager. The Schonbraun McCann Group has relied on our assurance that any pro forma financial statements, projections, budgets, estimates or adjustments provided or communicated to The Schonbraun McCann Group were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided to The Schonbraun McCann Group and the date of The Schonbraun McCann Group’s report; and that we are not aware of any information or facts that would cause the information supplied to The Schonbraun McCann Group to be incomplete or misleading in any material respect. Further, The Schonbraun McCann Group has assumed (i) good and marketable title to the properties, (ii) responsible ownership and management of the properties, (iii) the correctness of all engineering work relating to the properties, (iv) the absence of hidden conditions in the properties, subsoils or structures which would render them more or less valuable, (v) full compliance with all applicable environmental and zoning laws and regulations, (vi) that all required licenses and other governmental consents have been obtained, and (vii) that the utilization of the land and improvements is within the respective boundaries or property lines of the properties.

Conclusions

The Schonbraun McCann Group report states the estimated fair market value of our portfolio properties, based upon and subject to its analysis and assumptions, qualifications and limiting conditions, as of March 1, 2006. These values are set forth under the heading “Properties.”

The above does not purport to be a complete description of the analyses performed or the matters considered by The Schonbraun McCann Group in preparing its valuation report. The Schonbraun McCann Group has advised our board of directors that its entire analysis must be considered as a whole and that selecting portions of the analysis and the factors considered by The Schonbraun McCann Group, without considering all analyses and factors, could create an incomplete view of the valuation process underlying the valuation report.

Compensation and Material Relationships

The Schonbraun McCann Group has been paid a fee of $25,000 for its services as described herein and in preparing to deliver the valuation report. The fee was negotiated between the Board of Directors and The Schonbraun McCann Group. Payment of the fee to The Schonbraun McCann Group is not dependent upon completion of the Liquidation or upon The Schonbraun McCann Group’s findings. During the past two years, the Company and its affiliates have retained The Schonbraun McCann Group to render consulting and valuation services and to prepare tax returns, for which it was paid a total of approximately $64,000 in 2005 and $94,000 in 2004 in connection with such assignments. The Schonbraun McCann Group may be engaged by the Company or our affiliates to render additional services in the future on terms which have not yet been defined.

Availability of The Schonbraun Report

A copy of the Schonbraun Report is available at the principal office of the Company for inspection and copying during regular business hours by any stockholder or his authorized representative. The Company will send a copy of the Schonbraun Report to any stockholder or his authorized representative upon written request and at the expense of the requesting stockholder.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR the Liquidation pursuant to the Plan of Liquidation.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In considering the recommendation of the Board, our stockholders should be aware that certain members of the Board and our management have interests in the Liquidation that may be different from, or in addition to, the interests of stockholders generally.

Advisor

We are managed by our advisor, ARC Capital Advisors L.P., a New Jersey limited partnership (the “Advisor”), which performs services for us pursuant to the terms of an advisory agreement, as amended (the “Advisory Agreement”). Such services include serving as our investment and financial advisor and providing consultation, analysis and supervision of our activities in acquiring, financing, managing and disposing of properties. The Advisor also performs and supervises our various administrative duties such as maintaining the books and records. Our Chairman and President is the general partner of the Advisor. Pursuant to the Advisory Agreement, we have agreed to pay our Advisor a disposition fee that is generally equal to three percent (3%) of the contract sales price of each portfolio property, provided that 50% of the disposition fee for each property will be paid only if the property is sold at a gain. We have also agreed to pay our Advisor incentive compensation in the amount of twenty percent (20%) of amounts distributed to our stockholders after our stockholders have received distributions equal to the amount of their initial investment in shares of Common Stock plus a preferred return of eight percent (8%). We estimate that the incentive fee payable to the Advisor will be approximately $3,200,000. In addition, we have agreed to reimburse the Advisor for various legal functions connected with our Commission filings.

As of March 1, 2006, the Advisor holds a stock option in the amount set forth under the caption “Security Ownership of Management.” Principals of the Advisor owned 44,760 shares of our Class A Common Stock, which represents approximately 1.4% of the outstanding shares of our Class A Common Stock and 1.3% of the outstanding shares of Common Stock. See “Stock Options.”

Affiliated Ownership of and Transactions in Certain of Our Properties

Paramus, New Jersey Property

In May 2003, we purchased a 40% tenant-in-common interest in the Paramus Plaza in Paramus, NJ for a purchase price of $2,400,000 and the assumption of a 40% interest in the first mortgage on the property. The remaining 60% tenant-in-common interest in the property is held by Paramus South 17, LLC, which is managed by an affiliate of the Company.

We have entered into an agreement to sell our interest in this property to Paramus South 17, LLC pursuant to an exercise of its right of first refusal for a purchase price of $3,408,499, which amount is subject to adjustment in accordance with the agreement. The appraised value of our interest in the property determined by our third party valuation advisor, The Schonbraun McCann Group, is $3,347,966. After closing costs and payment to our Advisor of a disposition fee in the amount of approximately $273,000, net proceeds to the Company will be approximately $3,000,000.

The purchase price for this property was determined by arm’s-length negotiation with HPI/NL Investors, LLC, which is not affiliated with the Company. Although Paramus South 17, LLC is affiliated with the Company, it is purchasing the property as a result of its exercise of a right of first refusal, at the same price offered by HPI/NL Investors, LLC.

Woodcliff Lake, New Jersey Property

ARC International Fund II GP/LLC (“AIFII, GP”) an affiliate of the Company, is the general partner of ARC International, LP, a limited partnership that owns a 70,000 square foot building located in Woodcliff Lake, NJ. We have an 11.2% limited partnership interest in ARC International, LP and AIFII, GP has a 5% general partnership interest. Robert J. Ambrosi, Chairman and President of the Company, is the managing member, and Marc Perel, Director and Executive Vice President of the Company, is a member, of AIFII GP. As of the date of this proxy statement we do not have a proposal to sell this property.

Charlotte, NC Properties

In December 2000 we purchased four properties located near Charlotte, NC for a purchase price of $6,123,344. We have entered into an agreement to sell these properties to ARC Equities, Inc., an affiliate of the Company, for a purchase price of $9,205,969, which amount is subject to adjustment in accordance with the agreement. The appraised value of these properties determined by our valuation advisor, The Schonbraun McCann Group, is $9,140,340. After closing costs and payment to our Advisor of a disposition fee in the amount of approximately $274,000, net proceeds to the Company will be approximately $4,700,000. ARC Equities, Inc. is owned by Robert J. Ambrosi, Chairman and President of the Company, and Marc Perel, Director and Executive Vice President of the Company.

The purchase price for these properties was not determined as a result of arm’s-length negotiation. The Company received several offers to purchase these properties from unaffiliated purchasers, all of which were less than the purchase price offered by ARC Equities, Inc. The purchase price provided for in the agreement with ARC Equities, Inc. is equal to the purchase price allocated to these properties in a nonbinding letter of intent we entered into with an unaffiliated, publicly-traded REIT.

Stock Options

The Advisor and our directors hold stock options in the amounts set forth under the caption “Security Ownership of Management.” The stock options granted to our directors have tandem stock appreciation rights. These options vest in equal installments over a period of four years from the date of grant of the options. The options granted to the Advisor were granted in 1998 and are fully vested and exercisable in the absence of the Liquidation. The options granted to the directors were granted in 1998 and 2003 and are fully vested as to all but 2,500 shares subject to an option granted to Mr. Steuterman. All options have an exercise price of $8.50 per share. Stockholder approval of the Liquidation would result in acceleration of the vesting of these options such that they would become fully vested and exercisable. We estimate that we will pay to option holders an aggregate amount of approximately $2,833,000 in settlement of their stock options if the Liquidation is approved and completed consistent with the asset values and other assumptions on which we have based our estimates of amounts to be distributed to our stockholders. Of this amount, approximately $2,718,000 would be paid to the Advisor and $23,000 would be paid to each of our five non-employee directors, including Mr. Steuterman.

Potential Affiliated Party Transaction

In addition, we may sell certain assets which may not be readily marketable and which comprise approximately fifteen percent (15%) of the value of our portfolio to an affiliated entity in which one or more of our directors and executive officers have an interest. Any such sale would be completed at asset values determined by our Board of Directors to be fair to and in the best interests of the Company, based upon the determination of our independent third party valuation advisor and such other information as it deems relevant, and would be subject to approval by a majority of the independent directors on our Board of Directors who have no interest in the affiliated entity.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 2006, information concerning the number of shares of Class A Common Stock and options to purchase Class A Common Stock, that are currently exercisable, or exercisable within 60 days of March 1, 2006, beneficially owned by each of our directors and executive officers and all directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)		Percent of Common Stock
Common Stock	Robert J. Ambrosi, Chairman and President	33,074	(2,3,4)	*
Common Stock	Dietmar Georg, Director	5,000	(2,4)	*
Common Stock	Mervin H. Goldman, Director	9,000	(2,4)	*
Common Stock	Claudia Graff, Vice President	540		*
Common Stock	Richard G. Kelley, Director	7,702	(2,4)	*
Common Stock	Joseph M. Morena, Treasurer	3,242		*
Common Stock	Bruce Nelson, Chief Financial Officer	5,202		*
Common Stock	Marc A. Perel, Director and Executive Vice President	2,702		*
Common Stock	Garrett E. Sheehan, Director	5,000	(2,4)	*
Common Stock	James M. Steuterman, Director	5,000	(2,4)	*
Common Stock	All directors and executive officers as a group (10 persons)	76,462	(2,4)	2.3%

*	Less than one percent.
(1)	The number of shares of Class A Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities, except as provided in footnote 3 below.
(2)	Includes shares of Class A Common Stock which may be acquired pursuant to stock options with tandem stock appreciation rights which are exercisable within 60 days of March 1, 2006, as follows: Mr. Ambrosi (650,000) (see footnote 3); Mr. Georg (5,000); Mr. Goldman (5,000); Mr. Kelley (5,000); Mr. Sheehan (5,000) and Mr. Steuterman (5,000).
(3)	Excludes 650,000 stock options owned by our Advisor, which is controlled by Mr. Ambrosi.
(4)	All stock options are subject to a limitation on exercise such that the total number of shares of Class A Common Stock issued upon exercise of all stock options cannot exceed the sum of the number of shares that equals 15% of the outstanding shares of Class A Common Stock and Class B Common Stock plus the number of shares to be issued upon exercise of stock options. The Company has issued stock options exercisable for 675,000 shares, but due to this limitation the maximum number of shares of Class A Common Stock issuable upon exercise of the stock options is approximately 590,000 shares.

DESCRIPTION OF BUSINESS

The Company was formed in June 1993 and qualifies to be taxed as a real estate investment trust under federal tax laws. The Company’s principal business strategy has been the acquisition of credit lease properties throughout the United States. Credit lease properties are general purpose retail, office and industrial properties which are each leased to one or more creditworthy tenants under a long term lease. The leases require tenants to pay most or all of the operating costs of the property, including, but not limited to, real estate taxes and insurance, and generally provide for periodic fixed increases in base rent or additional rent based on some index tied to inflation or a percentage of tenant sales. Each investment is secured by both the direct corporate obligation of the creditworthy tenant as well as the underlying value of the real estate. Acquisitions are carefully selected and are diversified with respect to property type, tenant, industry segment and geographic location. Lease expirations and debt maturities have been strategically staggered. Acquisitions are made directly or through investments in joint ventures, partnerships or other real estate companies. The Company may also lend money or structure a transaction in a way that will be treated legally as a loan by the Company and be secured by the underlying value of the real estate.

PROPERTIES

As of March 1, 2006, the Company had 28 leases with credit tenants in 20 properties located within, or in a suburb of, the following markets: Atlanta, Georgia; Charlotte, North Carolina; Memphis, Tennessee; New York City, New York; Rochelle Park, New Jersey; Paramus, New Jersey; Woodcliff Lake, New Jersey; Fort Washington, Pennsylvania; Levittown, Pennsylvania; Kansas City, Kansas (Overland Park, Kansas); Plymouth, Indiana; Wichita, Kansas; San Antonio, Texas; and Sacramento, California.

The following is a summary of the Company’s properties as of March 1, 2006, except as otherwise noted.

Location	Tenant(1)	Type	Square Footage	2005 Cash Rent Received(2)	Appraised Value(3)	Debt At March 31, 2006	Prepayment Fees	Estimated Closing Costs	Estimated Sale Proceeds to Company(4)	Estimated Advisor Disposition Fee (3%)	Estimated Net Proceeds to Company
Norcross, GA	AT&T Wireless	Office	22,359	269,868	3,224,706	698,235	—	9,342	2,517,129	96,741	2,420,388
Montgomeryville, PA	AC Moore	Retail	25,497	425,892	8,344,942	—	—	24,175	8,320,767	250,348	8,070,419
Montgomeryville, PA	Thomasville Furniture	Retail	15,544	248,868
Paramus, NJ	Babies R Us	Retail	39,220	253,110	22,735,784	14,365,869	—	—	3,347,966	272,829	3,075,137
Paramus, NJ	Levitz Furniture	Retail	91,103	438,118
Paramus, NJ	Wade Odell Wade	Warehouse	23,355	74,672
Rochelle Park, NJ	BCBSS	Office	80,000	928,202	19,709,051	10,863,927	—	57,096	4,481,894	301,548	4,180,346
Overland Park, KS	Bed, Bath and Beyond	Retail	50,028	328,638	13,715,936	6,607,899	67,848	39,735	3,496,727	205,533	3,291,194
Overland Park, KS	Borders Books	Retail	30,000	177,123
Charlotte, NC area	CaroMont Medical	Office	45,430	598,412	9,140,340	4,083,334	42,083	26,479	4,988,444	274,210	4,714,234
Wichita, KS	Circuit City	Retail	37,591	284,145	9,383,829	4,126,636	679,129	27,185	3,185,615	197,060	2,988,555
Wichita, KS	Office Max	Retail	30,446	205,237
Sacramento, CA	GART Sports	Retail	40,145	515,216	8,007,045	4,025,931	104,876	23,196	3,853,042	240,211	3,612,831
Levittown, PA	Giant Food	Retail	40,100	66,406	4,841,119	2,470,230	258,411	132,084	688,413	20,623	667,790
Woodcliff Lake, NJ	Great Atlantic and Pacific Tea Co.	Retail	70,000	191,858	18,724,177	12,040,245	—	2,113	748,364	62,913	685,451
Marietta, GA	Hollywood Video	Retail	7,488	154,388	2,021,404	437,688	—	5,856	1,577,860	60,642	1,517,218
Fort Washington, PA	LA Fitness	Retail	41,000	370,800	9,201,103	4,870,230			2,165,437	138,017	2,027,420
New York, NY	National Amusements Ince	Retail	74,282	809,674	40,844,492	24,797,069	—	118,325	7,998,009	490,134	7,507,875
New York, NY	Toys R Us	Retail	63,702	472,881
Lilburne, GA	Office Max	Retail	23,532	229,437	8,066,367	4,127,686	1,023,000	23,368	2,892,313	241,991	2,650,322
Lilburne, GA	The Sports Authority	Retail	43,393	357,992
San Antonio, TX	Sears	Retail	34,414	310,586	3,298,796	—	—	9,556	3,289,240	98,964	3,190,276
Plymouth, IN	United Technologies, Inc.	Industrial	105,600	375,000	4,558,800	1,586,634	230,481	13,207	2,728,478	136,764	2,591,714
Memphis, TN	Walgreens Co.	Retail	14,294	158,775	2,189,459	474,076	—	6,343	1,709,040	65,684	1,643,356

		Totals	1,048,523	8,245,298	188,007,350	95,575,689	2,405,828	518,060	57,988,738	3,154,214	54,834,524

(1)	All properties are 100% owned by the Company except for the following: Paramus, NJ—40.00%; Rochelle Park, NJ—51.00%; Overland Park, KS—49.95%; Wichita, KS—70.00%; Levittown, PA—14.21%; Ft. Washington, PA—50.00%; New York, NY—40.00%
(2)	Represents Company’s share of the cash rent received for the year ended December 31, 2005.
(3)	Value as of March 1, 2006 as determined by The Schonbraun McCann Group.
(4)	Represents Company’s share of sale proceeds at appraised valued, net of debt repayment and closing fees and expenses.

LEGAL PROCEEDINGS

On March 25, 2005, Whitestone Triangle LP (“Whitestone”) a wholly owned subsidiary of the Company brought suit against its joint venture partner in the New York, NY property regarding the exercise of a right of first refusal to purchase the Company’s interest in the property. On January 5, 2005, Whitestone sent to the joint venture partner a notice of right of first refusal to purchase Whitestone’s interest in the property at a price and other terms as set forth in the notice, subject to an attached form of contract that required both shareholder and board of director approval. Subsequently, the Company discovered that the calculation used to allocate capital proceeds in the contemplated sale, prepared by a third party, was incorrectly allocated and as a result the board of directors of the Company did not approve the terms of the sale. In addition, the Company believes the joint venture partner, due to their unique insight into the value of the interest as the manager of the property, was aware that the capital proceeds were incorrectly allocated. The joint venture partner has refused to accept a revised purchase price calculation, which necessitated the Company bringing suit to halt the sale.

On April 1, 2005, the Company’s joint venture partner filed a separate lawsuit against Whitestone compelling a sale of its interest under the terms of the original right of first refusal.

On October 31, 2005, the Company’s request for summary judgment against its joint venture partner regarding the joint venture partner’s exercise of a right of first refusal to purchase the Company’s interest in the New York, NY property was denied. Summary judgment was found in favor of its joint venture partner in enforcement of the right of first refusal to purchase the Company’s interest as now written. The Company plans to appeal this ruling.

TRANSACTION OF OTHER BUSINESS

There are no other matters which may be presented at the Stockholder Meeting.

STOCKHOLDER PROPOSALS

If the stockholders approve the Liquidation and we succeed in completing the various transactions which will effect the Plan of Liquidation, we do not anticipate holding an annual meeting of stockholders in 2006. However, if such an annual meeting is held, we intend to inform our stockholders on a timely basis of the date by which a stockholder wishing to submit a proposal for inclusion in the proxy statement and proxy for such meeting must submit such proposal to us.

Pursuant to our current Bylaws, no nomination for election of directors will be considered properly brought before any subsequent annual meeting by a stockholder unless notice is received by us not fewer than 30 days more than 60 days prior to the meeting; provided that, if fewer than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, notice by the stockholder must be received by us no later than 10 days following the day on which such notice was mailed or public disclosure was made. All notices received must contain certain information required by the Bylaws and Commission rules and regulations.

HOUSEHOLDING OF PROXY MATERIALS

We, some brokers and other nominee record holders may be participating in the practice of “householding” corporate communications to our stockholders, such as proxy statements and annual and quarterly reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call or write us at the following address or phone number: ARC Corporate Realty Trust, Inc., 1401 Broad Street Clifton, New Jersey 07013, Telephone: (973) 249-1000. If you want to receive separate copies of our corporate communications to stockholders such as proxy statements and annual and quarterly reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker or other nominee record holders, or you may contact us at the above address and phone number.

SELECTED FINANCIAL DATA

The following table presents selected historical financial data for the three months ended March 31, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003 which data has been derived from our audited financial statements for those years. You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included in this proxy statement.

	For the Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(in thousands, except per share amounts)
Income Statement Data:
Revenues	$1,436	$1,450	$6,690	$6,188	$6,111
Expenses	1,876	1,411	5,947	5,802	5,196
Operating profit	(440)	39	743	386	915
Minority interest in earnings from subsidiaries	63	52	225	222	268
Equity in income of unconsolidated subsidiaries and undivided interests	264	305	1,162	1,185	815
Gain on sale of investment in unconsolidated subsidiary	—	400	400	—	—
Income (loss) from discontinued operations	63	(97)	(137)	320	225
Net (loss) income	(176)	595	1,944	1,669	1,687
Net (loss) income per common share from continuing operations-basic	(.07)	0.21	0.62	0.40	.58
Net income (loss) per common share from discontinued operations-basic	.02	(.03)	(.04)	.10	.09
Net (loss) income per share-basic	(.05)	.18	.58	.50	.67
Net (loss) income per share from continuing operations-diluted	(.07)	.17	.53	.34	.57
Net (loss) income per share from discontinued operations-diluted	.02	(.02)	(.04)	.08	.09
Net (loss) income per share-diluted	(.05)	.15	.49	.42	.66

	March 31, 2006	December 31,
		2005	2004	2003	2002	2001
	(in thousands, except per share amounts)
Balance Sheet Data:
Real estate, net	$36,185	$41,915	$53,183	$45,945	$49,467	$50,567
Investments in non consolidated entities	7,713	7,693	7,797	7,390	4,973	3,921
Total assets	52,840	53,177	65,318	58,635	59,664	58,624
Mortgage notes payable, lines of credit	22,085	26,395	34,625	29,529	41,556	40,108
Total liabilities	27,119	27,052	38,369	30,532	42,465	41,014
Cash distributions per common share	$0.24	0.96	$0.96	$.84	$.80	$.80
Weighted average shares outstanding
-basic	3,348	3,348	3,348	2,518	2,165	2,171
-diluted	3,348	3,954	3,954	2,551	2,165	2,171

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Certain information included or incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas and policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this proxy statement.

The following should be read in conjunction with the March 31, 2006 and 2005 (unaudited) consolidated financial statements of ACRT and the December 31, 2005 and 2004 audited consolidated financial statements of ACRT including the respective notes thereto, all of which are included in this proxy statement.

General

ACRT was formed as a Maryland corporation in June 1993 and is an externally advised real estate investment trust (“REIT”) under the Internal Revenue Code of 1986. It has operated as a REIT since its inception. ACRT is managed by its advisor, ARC Capital Advisors, L.P., an affiliate of Robert Ambrosi, ACRT’s Chairman, President and a director. The advisor performs services for ACRT pursuant to the terms of an advisory agreement. Such services include serving as ACRT’s investment and financial advisor and providing consultation, analysis and supervision of ACRT’s activities in acquiring, financing, managing and disposing of properties. The advisor also performs and supervises the various administrative duties of ACRT, such as maintaining its books and records.

ACRT was formed to purchase geographically diverse credit lease properties, which are general purpose retail, office and industrial properties. Each property is 100% leased to one or more creditworthy tenants under a long-term lease that generally requires tenants to pay most or all of the operating costs of the property, including real estate taxes and insurance.

On December 20, 2004, ACRT entered into a Contract of Purchase and Sale (the “Agreement”), by and among ACRT, certain affiliates of ACRT and HPI/NL Investors LLC (the “Purchaser”). The Agreement provides for the sale to the Purchaser of 14 of ACRT’s 21 properties and a limited partnership interest in an entity that owns a property.

On June 30, 2005, the Agreement became subject to termination. On November 30, 2005, ACRT entered into a Termination and Release Agreement with the Purchaser. The Termination and Release Agreement called for the payment of $150,000 to ACRT from the deposit escrow and an additional payment to ACRT of $37,450 as reimbursement of survey and other costs related to the Agreement. In exchange ACRT released the Purchaser from any further obligations under the Agreement.

In addition to the above, during 2005, ACRT, pursuant to various rights of first refusal and purchase agreements, entered into various contracts to sell investments not included in the above Agreement. The purchasers of these properties include joint venture partners, minority interest holders, tenants in common and affiliates of the Advisor. The investments included in these various contracts are:

New York, NY (partnership interest)

Fort Washington, PA (partnership interest)

Paramus, NJ (partnership interest)

ACRT anticipates that the sale of these investments will close in 2006. Based on the current sales prices, ACRT anticipates that the above three investments will be sold for amounts in excess of their carrying amounts and, therefore, will result in a gain for financial reporting purposes.

On January 25, 2005, the tenant in the Rochelle Park, NJ property, who had filed suit against ACRT, signed a stipulation of settlement agreeing to dismiss the suit against ACRT. As part of the settlement, the tenant entered into a contract to purchase ACRT’s 51% tenant in common interest and the remaining 49% tenant in common interest not owned by ACRT for $19,500,000. This contract was subsequently terminated.

ACRT is again in negotiations with the tenant on purchasing the property. However, at this time ACRT and the tenant have not been able to agree on a purchase price.

On February 8, 2006, the board of directors approved the adoption of a Plan of Liquidation and Dissolution (the “Plan”). The Plan is subject to the approval of ACRT’s Common stockholders, by two-thirds vote. ACRT intends to sell its real estate properties on an orderly basis, to pay or provide for its liabilities and to distribute its remaining cash to its shareholders.

As of March 31, 2006, ACRT owned or had interests in 20 real estate properties encompassing 1,048,523 rentable square feet.

On May 23, 2006 ACRT sold its partnership interest in Fort Washington Fitness LP, which owns the property in Fort Washington, Pennsylvania leased to LA Fitness, to its joint venture partner for $2,500,000.

On June 15, 2006 the property located in Overland Park, Kansas leased to Bed, Bath & Beyond and Borders Books, was sold for $13,600,000 to an unrelated third party.

Critical Accounting Issues

ACRT’s accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates that effect the amounts of revenues, expenses, assets and liabilities reported. The following are critical accounting policies which are important to the understanding of ACRT’s financial condition and results of operations and which require some of management’s most difficult, subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management’s future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from the current financial condition and results of operations reported based on management’s current estimates.

Revenue Recognition. Rental revenue from tenant operating leases which provide for scheduled rental increases are recognized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, on a straight-line basis over the term of the respective leases.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66, “Accounting for Sales of Real Estate.” The specific timing of the sale is measured against various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.

Rent Receivable. ACRT continuously monitors collections from its tenants and makes a provision for estimated losses based upon historical experience and any specific tenant collection issues that ACRT has identified.

Purchase Accounting for the Acquisition of Real Estate. In accordance with SFAS No. 141, commencing with properties acquired after June 30, 2002, the fair value of real estate acquired is allocated to the acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land and building) is determined by valuing the property as if it were vacant, and the “as-if vacant” value is then allocated to land and building based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenues during expected lease up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rent.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases and customer relationships are amortized to expense over the remaining non-cancelable periods of the respective leases.

Industry Segments. ACRT currently operates in one industry segment—investments in credit lease properties.

Impairment. ACRT continually assesses the recoverability of its properties by determining whether the costs can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured by comparing the carrying amounts to the fair values of such properties. Based on ACRT’s analysis, management does not believe that any of its properties are impaired. SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” updates and clarifies the accounting and reporting for the impairment of assets held in use and to be disposed of. The Statement, among other things, requires ACRT to classify the operations and cash flow of properties to be disposed of as discontinued operations.

For the three months ended March 31, 2006 and 2005, ACRT incurred an impairment charge of $0 and $275,000, respectively. The impairment charge in 2005 was on the Philadelphia, Pennsylvania property leased to Barnes and Noble, which is included in discontinued operations.

For the years ended December 31, 2005 and 2004, ACRT incurred an impairment charge of $287,259 and $52,521 on the Philadelphia, Pennsylvania property leased to Barnes and Noble and the Memphis, Tennessee property leased to Federal Express Corp., respectively. No impairment charges were incurred in 2003.

ACRT accounts for properties held for sale in accordance with SFAS No. 144. SFAS No. 144 requires that the assets and liabilities of properties that meet various criteria in SFAS No. 144 be presented separately in the balance sheet with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the statement of income (loss).

Liquidity and Capital Resources

ACRT’s main source of capital for growth has been the private placement equity market, selective secured indebtedness, its secured credit facility and undistributed funds from operations. ACRT expects to continue to have access to and use these sources in the future; however, there are factors that may have a material adverse effect on ACRT’s access to capital sources. ACRT’s ability to incur additional debt to fund acquisitions is dependent upon its existing leverage, the value of the assets ACRT is attempting to leverage and general economic conditions, which may be outside management’s control.

ACRT’s $5.5 million variable rate secured line-of-credit facility, which is scheduled to expire in April 2006, is available to finance acquisitions on a temporary basis until selective secured indebtedness can be obtained and to meet any short-term capital requirements. Interest is payable at the London Interbank Offered Rate (“LIBOR”) plus 2% on the facility and ACRT is also required to pay a commitment fee equal to 0.5% per year on the unused portion of the commitment. On April 30, 2004, with the sale of the Memphis, Tennessee property leased to Federal Express Corp., the credit facility was reduced by $1,652,387 which represented the collateral value of the Memphis property in the loan agreement. In addition, the quarterly reduction in the amount available under the loan was reduced from $125,000 to $84,150. The total amount available under this facility at March 31, 2006, after quarterly amortization and the sale of the Memphis property, is $2,842,715 and $0 has been drawn.

On April 1, 2006, this credit facility matured and was extended on a temporary basis for 60 days under the existing terms. ACRT expects the line of credit to be renewed for a two year term in the next sixty days.

On June 17, 2004, ACRT established an additional secured credit facility, which provides for additional borrowing of up to $5,500,000 and decreases by $100,000 per annum. This credit facility bears interest at LIBOR plus 2.25% and matures in five years. ACRT is required to pay an annual commitment fee equal to 0.5% on the unused portion of the facility. The total amount available under this facility at March 31, 2006 was $5,400,000.

On April 11, 2006, $5,065,000 was drawn down on this secured credit facility and used to pay off the loan on the Overland Park, Kansas property.

Since 1993, ACRT has raised, through the issuance of shares of Class A common stock, aggregate capital of approximately $30.6 million, and through the issuance of shares of Class B common stock, aggregate capital of approximately $1.56 million. The capital raised was used primarily to acquire properties and to retire indebtedness.

During 2006, ACRT has not sold any additional Class A or Class B common shares. As a result of the Plan of Liquidation it is unlikely that ACRT will raise any additional capital through the issuance of common stock. Furthermore, liquidity will be primarily based upon the sales of existing properties.

See the comments under the General section regarding the sale of certain assets.

Dividends. On February 8, 2006 the board of directors approved the adoption of a Plan of Liquidation and Dissolution (the “Plan”). The Plan is subject to the approval of ACRT’s Common stockholders, by two-thirds vote. ACRT intends to sell its real estate properties on an orderly basis, to pay or provide for its liabilities and to distribute its remaining cash to its shareholders.

Pursuant to the Plan, ACRT plans to stop future regular quarterly dividend payments.

Dividends paid to common shareholders for the three months ended March 31, 2006 and 2005 were $763,577. Dividends paid to Class A common shareholders increased to $3.054 million in 2005 compared to $2.975 million in 2004 and $1.840 million in 2003. The increase is due both to an increase in the number of outstanding shares resulting from the sale of shares in the fourth quarter of 2003, and to an increase in the dividend rate to $.024 per quarter in the second half of 2003.

For the three months ended March 31, 2006, Net Cash Flow from Operations funded $580,112 of the total dividends paid of $763,577 with the remainder of $183,465 being funded primarily by distributions from unconsolidated subsidiaries and undivided interests of $244,700. For the three months ended March 31, 2005, Net Cash Flow from Operations funded $521,548 of the total dividends paid of $763,577 with the remainder of $242,029 being funded primarily from distributions from unconsolidated subsidiaries and undivided interests of $289,786. In 2005, Net Cash Flow from Operations funded $2.097 million of the total dividends paid of $3.217 million with the remainder of $1.12 million being funded primarily by distributions from unconsolidated subsidiaries and undivided interests of $1.266 million. In 2004, Net Cash Flow from Operations funded $2.083 million of the total dividends paid of $2.975 million with the remainder of $.892 million being funded primarily by distributions from unconsolidated subsidiaries and undivided interests $1.531 million. In 2003, Net Cash Flow from Operations funded the total dividends paid of $1,839,617.

ACRT believes that cash flows from operations and distributions from unconsolidated subsidiaries will provide a portion of the capital to fund operating and administrative expenses and debt service. In addition, ACRT anticipates that cash on hand and borrowings under its secured facilities will assist in providing funds for these expenses and costs. Upon the approval of the shareholders of the Plan of Liquidation, dividends will only be paid from the proceeds of the sale of properties or upon final liquidation, as determined by the board of directors. Cash flows from operations were $2.097 million, $2.083 million and $2.368 million for 2005, 2004 and 2003, respectively.

Net cash provided by investing activities was $257,155 and $1,501,003 for the three months ended March 31, 2006 and 2005, respectively. Net cash provided by investing activities was $9.876 million for the year ended December 31, 2005 and net cash used in investing activities was $4.760 and $7.412 million for the year ended December 31, 2004 and 2003, respectively. Net cash provided by investing activities is related primarily to sale of properties or investments and repayments of notes receivable. Net cash used in investing activities is related primarily to the purchase of properties and the investment in unconsolidated subsidiaries and undivided interests.

Net cash used in financing activities was $1,058,549 and $1,892,758 for the three months ended March 31, 2006 and 2005, respectively. Net cash used in financing activities was $11.697 million for the year ended December 31, 2005 and net cash provided by financing activities was $1.545 and $6.331 million for the year ended December 31, 2004 and 2003, respectively. Net cash used in financing activities is related primarily to the payment of dividends and debt service payments including paydown of a mortgage loan and the line of credit. Net cash provided by financing activities is related primarily to mortgage financings, and advances under the secured credit facility.

Debt Service Requirements

ACRT’s principal liquidity needs are payments of interest and principal on outstanding indebtedness. As of March 31, 2006, a total of seven of ACRT’s eleven consolidated properties were subject to outstanding mortgages which had an aggregate principal amount outstanding of $24.558 million, including $8.109 million in variable interest rate mortgages. As of March 31, 2006, the weighted averaged interest rate on ACRT’s outstanding mortgages was 7.28%. The scheduled principal payments as of March 31, 2006 for the next five years are as follows:

2006 (9 months)	$513,027
2007	541,533
2008	576,742
2009	453,255
2010	479,848

Balloon payment amounts, due in the next five years, excluding the secured credit facility, are as follows:

2006 (9 months)	$6,607,899
2007	3,897,539
2009	3,747,919

In addition ACRT has a line of credit with $1,610,000 outstanding that matures in May 2006 and the Advisor is negotiating with the lender to extend the line of credit.

On April 11, 2006, the loan on the Overland Park, Kansas property of $6,628,000 matured and was repaid. The repayment was made by securing a $1,600,000 short term loan on the property and by drawing down $5,065,000 on ACRT’s line of credit. On June 15, 2006, ACRT sold this property for $13,600,000 to an unrelated third party and recognized a gain for financial reporting purposes.

The interest rates on ACRT’s outstanding indebtedness range from 6.6% (variable rate at March 31, 2006) to 8.65%. The ability of ACRT to make its balloon payments will depend upon its ability to refinance the mortgages related thereto, sell the related property, have amounts available under its secured credit facility or obtain access to other sources of capital. The ability of ACRT to accomplish this will be affected by the availability and cost of mortgage debt at that time, ACRT’s equity in the mortgaged properties, the financial condition of ACRT, the operating history of the mortgaged properties, the then current tax laws and general national, regional and local economic conditions.

ACRT expects to continue to use property specific, non-recourse mortgages as it believes that by properly matching a debt obligation, including the balloon maturity risk, with a lease expiration, ACRT’s cash-on-cash returns increase and the exposure to residual valuation risk is reduced.

ACRT has also purchased an interest rate cap in connection with its variable rate mortgage on the Sacramento, California property. The Sacramento interest rate cap is coterminous with the mortgage and its notional amount equals the outstanding balance on the mortgage.

Lease Obligations

Since ACRT’s tenants bear all or substantially all of the cost of property operations and maintenance and repairs, ACRT does not anticipate significant need for cash for these costs. For two of the thirteen consolidated properties, ACRT has a certain level of property operating expense responsibility. To the extent there is a vacancy in a property, ACRT would be obligated to pay for all operating expenses, including real estate taxes and insurance.

Results of Operations for the Three Months Ended March 31, 2006 and 2005 (unaudited)

Selected Income Statement Data	2006	2005	Favorable (Unfavorable) 2006 – 2005
	(Dollars in thousands)
Rental revenues and reimbursement	$1,423	$1,419	$4
Interest income	13	31	(18)
Interest expense	398	449	51
Depreciation and amortization expense	233	234	1
Asset management fees-affiliate	165	175	10
Real estate taxes	181	176	(5)
Property operating expenses	60	86	26
General and administrative expenses	39	45	6
Stock based compensation	698	112	(586)
Professional expenses	102	118	16
(Gain) on interest rate cap, net	(3)	(3)	—
Other expenses	3	19	16
Minority interest in earnings of subsidiaries	63	52	(11)
Equity in income of unconsolidated subsidiaries and undivided interests	264	305	(41)
Gain on sale of investment in unconsolidated subsidiaries	—	400	(400)
Income (loss) from discontinued operations	63	(97)	160
Net (loss) income	(176)	595	(771)

Rental revenues increased by $4,000 due to a CPI rent increase on the Sacramento, California property.

Interest income decreased by $18,000 due mainly to lower interest income from the Willow Grove loan, which was repaid in February 2005.

Interest expense decreased by $51,000 primarily due to the payoff of the San Antonio, Texas mortgage on January 6, 2006 and the scheduled amortization that shifts payments of interest to principal over the term of the mortgage, offset by higher interest rates.

Property operating expenses decreased by $26,000 primarily due to lower snow removal expense.

Stock based compensation increased by $586,000 due to changes in the estimated fair value of ACRT’s common stock from $12.00 to $13.50 per share.

Professional expenses decreased by $16,000 due to lower legal fees attributable to the potential sale of various assets in 2005 offset by legal fees associated with lawsuits.

Minority interest in earnings of subsidiaries increased by $11,000 due to higher income from joint venture properties consolidated by ACRT.

Equity in income of unconsolidated subsidiaries and undivided interests decreased by $41,000 due to higher interest expense and professional fees and lower gain on interest rate cap, net attributable to the Rochelle Park, New Jersey property.

Gain on sale of investment in unconsolidated subsidiaries decreased by $400,000 as no property was sold in 2006 and in 2005 there was a gain on the sale of the ACRT’s Willow Grove, Pennsylvania interest.

Income from discontinued operations increased by $160,000 due primarily to the CaroMont property in 2006 being held for sale which had a net income of $63,000, as compared to the Philadelphia, Pennsylvania property in 2005 having a net loss of $97,000 due to impairment charges.

Results of Operations for the Years Ended December 31, 2005, 2004, and 2003

Selected Income Statement Data	2005	2004	2003	Favorable (Unfavorable) 2005 – 2004	Favorable (Unfavorable) 2004 – 2003
	(Dollars in thousands)
Rental revenues and reimbursement	$6,476	$6,043	$6,000	$433	$43
Interest income	64	145	59	(81)	86
Miscellaneous income	150	—	52	150	(52)
Interest expense	2,012	1,946	2,089	(66)	143
Depreciation and amortization expense	1,074	1,062	950	(12)	(112)
Asset management fees-affiliate	685	693	607	8	(86)
Real estate taxes	722	692	670	(30)	(22)
Property operating expenses	306	341	441	35	100
General and administrative expenses	114	179	132	65	(47)
Stock based compensation	449	299	—	(150)	(299)
Professional expenses	519	497	138	(22)	(359)
Loss on interest rate cap, net	4	42	47	38	5
Other expenses	62	51	121	(11)	70
Minority interest in earnings of subsidiaries	225	222	268	(3)	46
Equity in income of unconsolidated subsidiaries and undivided interests	1,162	1,185	815	(23)	371
Gain on sale of investment in unconsolidated subsidiaries	400	—	—	400	—
Income (loss) from discontinued operations	(136)	320	225	(456)	95
Net (loss) income	1,944	1,669	1,687	275	(18)

Rental Revenue increased by $433,000 of which $368,000 is attributable to the Montgomeryville, PA property, and $53,000 higher rents on the Sacramento, CA property due to a CPI rent increase and $42,000 in higher Real Estate tax reimbursements, offset by $26,000 lower common area reimbursements due to lower property operating expenses. The increase in real estate tax reimbursements is offset by a similar increase in real estate tax expense.

Interest Income decreased $81,000 due mainly to lower income from the Integral loan, which was repaid in September 2004, and the Willow Grove loan, which was repaid in February 2005.

Miscellaneous income increased by $150,000 attributable to the termination of the HPI sale contract.

Interest expense increased $66,000 due mainly to higher interest rates on the variable rate mortgages partially offset by normal shifting of mortgage amortization from interest to principal on the fixed rate debt and lower balances outstanding on the line of credit.

Depreciation and amortization expense increased by $12,000 due mainly to the amortization of the financing fees associated with the Montgomeryville line of credit, which was established in June 2004.

Property operating expenses decreased by $35,000 is due mainly to lower parking lot and road repairs at the Overland Park, KS property.

General and administrative expense decreased by $65,000 due mainly to lower printing costs due to changes in the printing of the annual report and lower travel expense and board of director fees due to one less board meeting in 2005.

Stock based compensation increased by $150,000 due to modifications made in May 2004 to the 1997 Stock Option Plan.

Professional expenses increased by $22,000 due to higher legal and accounting fees associated with the sale of various assets and increased legal fees associated with proxy preparations and lawsuits.

Other expenses increased $11,000 due to $8,000 higher state taxes mainly due to the Philadelphia, PA property and $3,000 minority interest adjustments.

Equity in income of unconsolidated subsidiaries decreased by $23,000 due to lower income from the Triangle property due to lower percentage rent and lower income from the Fort Washington property due to higher interest expense, offset by a full year of income on the Woodcliff Lake property.

Gain on sale of unconsolidated subsidiaries is attributable to the sale of the Willow Grove member interest.

Income from discontinued operations decreased by $456,000 due mainly to the impairment charge on the Philadelphia property and to costs associated with the sale and having less than eight months of operations in 2005 versus 10 months in 2004 and from the inclusion in 2004 of income from the Memphis, TN property leased to Federal Express which was sold in April 2004.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

The major variance between 2004 and 2003 is attributable to the properties purchased in 2003 and 2004 and to a full year of income for the investment in unconsolidated subsidiaries purchased in 2003 and to the deconsolidation of the Rochelle Park property. Rental revenue increased $43,000 due primarily to $587,000 from the Montgomeryville, Pennsylvania property purchased in December 2003 offset by $530,000 due to the deconsolidation of the Rochelle Park, New Jersey property in 2003.

Interest income decreased by $86,000 due to payments of interest on the Montgomeryville and Willow Grove notes. Miscellaneous income decreased due to payment of a non-recurring insurance settlement and a right of way settlement involving the Marietta, Georgia property in 2003.

Interest expense decreased $143,000 due primarily to the deconsolidation of the Rochelle Park, New Jersey property. Depreciation and amortization expense increased by $112,000, of which $174,000 is attributable to the Montgomeryville, Pennsylvania property purchased in December 2003 and to higher amortization of mortgage and finance costs, offset by $84,000 due to the Rochelle Park, New Jersey property deconsolidation.

Management fees increased by $86,000, which is primarily attributable to additional properties purchased in the second half of 2003 and in 2004. Property operating expenses decreased by $100,000, of which $200,000 is due to the deconsolidation of the Rochelle Park property, offset by $143,000 is due to the Montgomeryville, Pennsylvania property purchased in December 2003. General and administrative expenses increased by $47,000 primarily due to $17,000 in higher board of directors fees and travel expenses due to an increase in fees and to an additional board meeting in June 2004 and higher business related travel, and to higher Directors and Officers liability insurance, stationary and printing costs.

Stock based compensation of $299,000 was recorded in 2004 due to modifications made to the 1997 Stock Option Plan. Professional expenses increased by $359,000 due to a $178,000 increase in legal fees primarily associated with trademark protection, SEC reporting requirements and the proposed asset sale and $176,000 increase in accounting and consulting fees associated with the SEC reporting requirements and the proposed asset sale. Other expenses decreased by $70,000 due primarily to minority interest adjustments offset.

Minority interest in earnings of subsidiaries decreased by $46,000 due primarily to the deconsolidation of the Rochelle Park property. Income from discontinued operations increased by $95,000 due to the reclassification of the Philadelphia, Pennsylvania property leased to Barnes and Noble (property was purchased in March 2004 and sold in August 2005), offset by the sale of the Memphis, Tennessee property leased to Federal Express Corp. on April 30, 2004 and to the $52,000 impairment charge taken on the property prior to sale.

Equity in income of unconsolidated subsidiaries increased by $371,000 due to a $126,000 increase in income from the Rochelle Park, New Jersey property, an $82,000 increase from the Paramus, New Jersey property which was purchased in May of 2003, a $156,000 increase from the Fort Washington, Pennsylvania property which was under construction in 2003 and did not start receiving rent until 2004, and a $42,000 increase from the ARC International Fund II investment which was made in March 2004 offset by a $35,000 decrease from Triangle Plaza due mainly to bad debt reserves related to tenant reimbursements for sidewalk repairs.

Environmental Matters

Based upon management’s ongoing review of its properties, management is not aware of any environmental conditions with respect to any of ACRT’s properties, which would be reasonably likely to have a material adverse effect on ACRT. There can be no assurance, however, that the discovery of environmental conditions which were previously unknown, changes in law, the conduct of tenants or activities relating to properties in the vicinity of ACRT’s properties, will not expose ACRT to material liability in the future. Changes in law increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of ACRT’s tenants, which would adversely affect ACRT’s consolidated financial condition and results of operations.

Funds from Operations

ACRT believes that Funds from Operations (“FFO”) enhances an investors understanding of ACRT’s financial condition, results of operations and cash flows. ACRT believes that FFO is an appropriate but limited measure of the performance of an equity REIT. FFO is defined in the April 2002 “White Paper” issued by the National Association of Real Estate Investments Trusts, Inc. (“NAREIT”) as “net income (or loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from the sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO should not be considered an alternative to net income as an indicator of operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity to other consolidated income or cash flow statement data as determined in accordance with GAAP.

The following table reflects the calculation of ACRT’s FFO and cash flow activities for the three months ended March 31, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004, and 2003.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Net (loss) income allocable to Class A and Class B common shareholders	$(176)	$595	$1,944	$1,669	$1,687
Gain on sale of investment in unconsolidated subsidiary	—	(400)	(400)	—
Depreciation and amortization of real estate	201	200	944	946	856
Amortization of leasing commissions	4	4	14	14	14
Joint venture adjustment-depreciation and amortization of real estate	147	145	582	583	418
Joint venture adjustment-amortization of leasing commissions	6	6	22	22	22

Funds from Operations	$182	$550	$3,106	$3,234	$2,997

Cash flow provided by operating activities	$580	$521	$2,097	$2,063	2,368
Cash flow provided by (used in) investing activities	257	1,501	9,876	(4,760)	(7,412)
Cash flow (used in) provided by financing activities	(1,059)	(1,893)	(11,698)	1,545	6,331

Off-Balance Sheet Arrangements

Unconsolidated Real Estate Joint Ventures and Undivided Interests

ACRT has investments in various real estate joint ventures with varying structures. These investments include ACRT’s non-controlling interests in Triangle Plaza II, LLC, Fort Washington Fitness, L.P., Levittown ARC, LP, Willow Grove ACRT, LLC and ARC International Fund II, LP and its undivided interests in the Rochelle Park property and the Paramus property. See Notes 5 to 11 of the Notes to Consolidated Financial Statements for information on these investments.

The properties owned by the joint ventures and the undivided interests are financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified expectations listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations. ACRT invests in joint ventures with third parties to increase portfolio diversification, reduce the amount of equity invested in any one property and to increase returns on equity due to the realization of advisory fees. See the footnotes to the consolidated financial statements referenced above for summary balance sheet and income statement data.

Quantitative and Qualitative Disclosures about Market Risk

ACRT’s exposure to market risk relates to its variable rate debt. At March 31, 2006, ACRT had two variable rate mortgages outstanding totaling $8.109 million and $1.610 million outstanding on its variable rate line of credit. The mortgages bear interest at LIBOR plus 206 basis points (6.68% on $4.026 million) and LIBOR plus 225 basis points (6.87 % on $4.083 million) and the line of credit bear interest at LIBOR plus 200 basis points. Had the LIBOR rate been 100 basis points higher during the three months ended March 31, 2006, ACRT’s net income would have been reduced by approximately $24,000. Had the LIBOR rate been 100 basis points higher during 2005, ACRT’s net income would have been reduced by approximately $82,150. ACRT also entered into an interest rate cap agreement on a notional amount equal to the $4.026 million mortgage balance at March 31, 2006, which effectively caps the LIBOR rate at 7.45% per year.

ARC CORPORATE REALTY TRUST, INC.

AND SUBSIDIARIES

Financial Statements

Index

Reports of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of March 31, 2006 (unaudited) and December 31, 2005 and 2004	F-2

Consolidated Statements of Income (Loss) for the three months ended March 31, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003	F-3

Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2006 (unaudited) and the years ended December 31, 2005, 2004 and 2003	F-4

Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003	F-5

Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accountants

The Board of Directors and Shareholders

ARC Corporate Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheets of ARC Corporate Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARC Corporate Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

New York, New York

February 17, 2006

ARC CORPORATE REALTY TRUST, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31,
		2005	2004
	(Unaudited)
Assets
Property:
Land	$11,220,810	$12,412,227	$14,515,922
Building and improvements	31,691,826	36,653,540	45,068,320

	42,912,636	49,065,767	59,584,242
Less: accumulated depreciation	6,728,243	7,151,201	6,401,456

	36,184,393	41,914,566	53,182,786
Investment in unconsolidated subsidiaries and undivided interests	7,712,520	7,693,231	7,797,437

Total property and investments	43,896,913	49,607,797	60,980,223
Assets held for sale	5,804,233	—	—
Cash and cash equivalents	490,571	711,853	436,264
Restricted cash	559,194	517,707	424,035
Deferred rent receivable	928,138	1,198,693	1,130,154
Rent receivable	317,920	195,088	236,867
Notes receivable-tenants	310,468	322,923	369,608
Notes receivable	—	—	800,000
Prepaid expenses and other assets, net	262,985	270,002	322,159
Deferred financing and other fees, net of accumulated amortization of $689,947 in 2006, $729,927 in 2005 and $624,597 in 2004	191,396	271,389	522,540
Deferred leasing costs, net of accumulated amortization of $134,059 in 2006, $130,518 in 2005 and 116,353 in 2004	78,408	81,949	96,114

Total assets	$52,840,226	$53,177,401	$65,317,964

Liabilities and Shareholders’ Equity
Liabilities:
Mortgage notes payable	$20,474,785	$26,395,027	$32,377,883
Lines of credit	1,610,000	—	2,247,613
Liabilities related to assets held for sale	4,106,834	—	—
Dividends payable-Class B	162,776	—	—
Due to related parties	45,061	45,061	45,061
Acquired unfavorable leases, net	—	—	2,815,460
Unearned rental revenue	31,250	31,250	31,250
Accounts payable and accrued expenses	687,877	580,567	851,859

Total liabilities	27,118,583	27,051,905	38,369,126
Minority interest	32,649	32,072	30,972
Shareholders’ Equity:
Common shares: $.001 par value per share; authorized, 40,000,000 shares
Class A shares-5,000,000 authorized; 3,181,540 issued and outstanding	3,182	3,182	3,182
Class B shares-5,000,000 authorized; 166,397 issued and outstanding	166	166	166
Additional paid-in capital	32,106,429	32,106,429	32,106,429
Deferred compensation plans	1,445,579	747,930	299,172
Accumulated distributions in excess of net income	(7,866,362)	(6,764,283)	(5,491,083)

Total shareholders’ equity	25,688,994	26,093,424	26,917,866

Total liabilities and shareholders’ equity	$52,840,226	$53,177,401	$65,317,964

The accompanying notes to consolidated financial statements are an integral part of these statements.

ARC CORPORATE REALTY TRUST, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)	(Unaudited)
Revenues:
Rental revenues	$1,242,789	$1,233,823	$5,760,642	$5,369,454	$5,366,660
Real estate tax reimbursements	180,501	184,863	715,263	673,813	633,276
Interest income	12,610	31,147	64,420	144,911	58,666
Miscellaneous income	—	—	150,000	145	52,170

Total revenues	1,435,900	1,449,833	6,690,325	6,188,323	6,110,772

Expenses:
Interest expense	398,154	449,082	2,012,244	1,946,386	2,089,472
Depreciation and amortization	233,200	234,252	1,074,406	1,062,279	949,793
Asset management fees-affiliate	165,785	174,619	684,702	693,132	607,146
Real estate taxes	180,501	175,916	722,003	691,564	670,226
Property operating expenses	60,097	86,192	306,445	341,176	440,500
General and administrative expenses	38,898	45,065	113,813	178,693	132,460
Stock based compensation	697,649	112,189	448,758	299,172	—
Professional expenses	101,542	117,546	519,121	496,902	137,661
(Gain) loss on interest rate cap, net	(3,065)	(2,622)	4,103	41,624	47,287
Other expenses	—	10,528	26,648	23,924	99,787
State and local taxes	2,849	8,017	35,307	26,739	21,486

Total expenses	1,875,610	1,410,784	5,947,550	5,801,591	5,195,818
Minority interests in earnings from subsidiaries	(63,117)	(51,683)	(224,611)	(222,350)	(267,902)
Equity in income of unconsolidated subsidiaries and undivided interests	263,990	304,641	1,162,243	1,184,828	814,695
Gain on sale of investment in unconsolidated subsidiary	—	400,000	400,000	—	—

(Loss) income from continuing operations	(238,837)	692,007	2,080,407	1,349,210	1,461,747
Income (loss) from discontinued operations	63,111	(97,496)	(136,530)	319,549	225,435

Net (loss) income allocable to Class A and Class B common shareholders	$(175,726)	$594,511	$1,943,877	$1,668,759	$1,687,182

Basic:
Net (loss) income per share from continuing operations	$(0.07)	$0.21	$0.62	$0.40	$0.58
Net income (loss) per share from discontinued operations	0.02	(0.03)	(0.04)	0.10	0.09

Net (loss) income per share	$(0.05)	$0.18	$0.58	$0.50	$0.67

Diluted:
Net (loss) income per share from continuing operations	$(0.07)	$0.17	$0.53	$0.34	$0.57
Net income (loss) per share from discontinued operations	0.02	(0.02)	(0.04)	0.08	0.09

Net (loss) income per share	$(0.05)	$0.15	$0.49	$0.42	$0.66

Weighted average shares outstanding-basic	3,348,000	3,348,000	3,348,000	3,348,000	2,518,000
Weighted average shares outstanding-diluted	3,348,000	4,042,000	3,954,000	3,954,000	2,551,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

ARC CORPORATE REALTY TRUST, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED) AND

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Class A Common Shares	Class B Common Shares	Additional Paid-in Capital	Deferred Compensation Plans	Accumulated Distributions in Excess of Net Income	Total Shareholders’ Equity
Balance, January 1, 2003	$2,164	$—	$19,377,113	$—	$(3,913,843)	$15,465,434
Sale of common stock	1,019	166	14,064,020	—	—	14,065,205
Offering costs	—	—	(1,300,911)	—	—	(1,300,911)
Retirements	(1)	—	(8,999)	—	—	(9,000)
Net income	—	—	—	—	1,687,182	1,687,182
Dividends paid	—	—	—	—	(1,839,617)	(1,839,617)

Balance, December 31, 2003	$3,182	$166	$32,131,223	$—	$(4,066,278)	$28,068,293
Offering costs	—	—	(24,794)	—	—	(24,794)
Amortization of stock based compensation	—	—	—	299,172	—	299,172
Net income	—	—	—	—	1,668,759	1,668,759
Dividends	—	—	—	—	(3,093,564)	(3,093,564)

Balance, December 31, 2004	3,182	166	32,106,429	299,172	(5,491,083)	26,917,866
Amortization of stock based compensation	—	—	—	448,758	—	448,758
Net income	—	—	—	—	1,943,877	1,943,877
Dividends	—	—	—	—	(3,217,077)	(3,217,077)

Balance, December 31, 2005	3,182	166	32,106,429	747,930	(6,764,283)	$26,093,424
Increase in deferred compensation, net	—	—	—	697,649	—	697,649
Net loss	—	—	—	—	(175,726)	(175,726)
Dividends	—	—	—	—	(926,353)	(926,353)

Balance, March 31, 2006	$3,182	$166	$32,106,429	$1,445,579	$(7,866,362)	$25,688,994

The accompanying notes to consolidated financial statements are an integral part of these statements.

ARC CORPORATE REALTY TRUST, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Cash Flows from Operating Activities:
Net (loss) income	$(175,726)	$594,511	$1,943,877	$1,668,759	$1,687,182
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	256,972	287,391	1,100,835	1,246,354	1,008,328
Write off financing costs	—	—	141,376	—	—
Stock based compensation	697,649	112,189	448,758	299,172	—
Amortization of acquired unfavorable leases	—	(57,263)	(139,772)	(181,335)	—
Impairment charge	—	275,000	287,259	52,521	—
Gain on sale of investment in unconsolidated subsidiary	—	(400,000)	(400,000)	—	—
(Gain) loss on interest rate cap	(3,065)	8,937	16,364	69,866	47,287
Write off of TMD minority interest	—	10,528	26,648	23,924	99,787
Minority interest in earnings of subsidiaries	63,117	51,683	224,611	222,350	267,902
Equity in income of unconsolidated subsidiaries and undivided interests	(263,990)	(304,641)	(1,162,243)	(1,184,828)	(814,695)
(Increase) decrease in assets:
Restricted cash	(41,487)	(26,749)	(93,672)	(45,779)	(2,439)
Rent receivable	(122,832)	(97,044)	41,779	9,849	(8,137)
Deferred rent receivable	35,353	(23,337)	(68,539)	(101,628)	(37,560)
Prepaid expenses and other assets	3,311	(120,316)	1,451	6,669	(8,349)
Increase (decrease) in liabilities:
Due to related parties, net	—	—	—	(43,469)	43,470
Accounts payable and accrued expenses	130,810	81,166	(271,292)	9,462	157,950
Unearned rental revenue	—	129,493	—	31,250	(72,336)

Net cash provided by operating activities	580,112	521,548	2,097,440	2,083,137	2,368,390

Cash Flows from Investing Activities:
Payments for tenant improvements	—	—	—	(146,971)	—
Proceeds from sale of investment in unconsolidated subsidiary	—	400,000	400,000	—	—
Net proceeds from sale of property	—	—	7,362,720	2,310,027	—
Distributions from unconsolidated subsidiaries and undivided interests	244,700	289,786	1,266,449	1,530,778	3,361,549
Due to related parties, net	—	—	—	(209,675)	82,602
Acquisition of properties	—	—	—	(7,527,285)	(6,936,939)
Investments in unconsolidated subsidiaries and undivided interests	—	—	—	(753,655)	(3,072,234)
Deconsolidation of Rochelle Park cash	—	—	—	—	(90,159)
Increase in notes receivable	—	—	—	(650,000)	(795,000)
Payoff of notes receivable	—	800,000	800,000	645,000	—
Decrease in notes receivable-tenants	12,455	11,217	46,685	42,052	37,877

Net cash provided by (used in) investing activities	257,155	1,501,003	9,875,854	(4,759,729)	(7,412,304)

Cash Flows from Financing Activities:
Mortgage principal amortization	(228,540)	(191,641)	(765,144)	(700,994)	(608,802)
Payoff of principal on mortgage note payable	(1,608,367)	—	(5,217,712)	—	—
Borrowing under mortgage note payable	—	—	—	5,300,000	—
Net increase (decrease) on lines of credit	1,610,000	(875,000)	(2,247,613)	497,613	(4,288,090)
Purchase of interest rate cap	—	—	—	(56,500)	(99,800)
Deferred financing and other fees	(5,525)	—	—	(264,222)	(81,919)
Distributions to minority interest	(62,540)	(62,540)	(250,159)	(250,159)	(250,159)
Offering costs paid-Class A	—	—	—	(5,310)	(1,098,609)
Offering costs paid-Class B	—	—	—	—	(129,882)
Stock retirements	—	—	—	—	(9,000)
Sale of common stock-Class A	—	—	—	—	12,211,050
Sale of common stock-Class B	—	—	—	—	1,218,178
Due from escrow agent	—	—	—	—	1,307,470
Dividends paid	(763,577)	(763,577)	(3,217,077)	(2,975,487)	(1,839,617)

Net cash (used in) provided by financing activities	(1,058,549)	(1,892,758)	(11,697,705)	1,544,941	6,330,820

Net (Decrease) Increase in Cash and Cash Equivalents	(221,282)	129,793	275,589	(1,131,651)	1,286,906
Cash and Cash Equivalents, Beginning of Period	711,853	436,264	436,264	1,567,915	281,009

Cash and Cash Equivalents, End of Period	$490,571	$566,057	$711,853	$436,264	$1,567,915

Supplement Disclosure of Cash Flow Information:
Cash payments for interest	$474,970	$571,352	$2,208,793	$2,160,465	$2,128,866

Non Cash Financing Activities:
Dividends payable-Class B	$162,776	$—	$—	$—	$—

Conversion of note payable to Class B common stock	$—	$—	$—	$—	$500,000

Conversion of placement deposit to Class B common stock	$—	$—	$—	$—	$63,557

The accompanying notes to consolidated financial statements are an integral part of these statements.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

1.	GENERAL

ARC Corporate Realty Trust, Inc. and subsidiaries (“ACRT”) is a corporation which was formed under the laws of the State of Maryland on June 25, 1993. ACRT operates in a manner intended to enable it to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code (the “Code”). ACRT is managed by its advisor, ARC Capital Advisors L.P. (“Advisor”), which performs services for ACRT pursuant to the terms of an advisory agreement (the “Advisory Agreement”) (Note 13). ACRT was formed to purchase geographically diverse credit lease properties which are general purpose retail, office and industrial properties each 100% leased to one or more creditworthy tenants under a long term lease that generally requires tenants to pay most or all of the operating costs of the property including real estate taxes and insurance.

Through March 31, 2006, ACRT raised $33,678,336 of gross proceeds (net of stock retirements) representing 3,181,540 Class A shares from 674 investors which, net of offering costs, has yielded $30,545,106 to ACRT. In addition, ACRT has raised $1,781,735 of gross proceeds representing 166,397 Class B shares from one investor, which net of offering costs, has yielded $1,564,671 to ACRT.

On December 20, 2004, ACRT entered into a Contract of Purchase and Sale (the “Agreement”), by and among ACRT, certain affiliates of ACRT and HPI/NL Investors LLC (the “Purchaser”). The Agreement provides for the sale to the Purchaser of 14 of ACRT’s 21 properties and a limited partnership interest in an entity that owns a property.

On June 30, 2005, the Agreement became subject to termination. On November 30, 2005, ACRT entered into a Termination and Release Agreement with the Purchaser. The Termination and Release Agreement called for the payment of $150,000 to ACRT from the deposit escrow and an additional payment to ACRT of $37,450 as reimbursement of survey and other costs related to the Agreement. In exchange ACRT released the Purchaser from any further obligations under the Agreement.

In addition to the above, during 2005, ACRT, pursuant to various rights of first refusal and purchase options, entered into various contracts to sell investments not included in the above Agreement, as amended. The purchasers of these investments include joint venture partners, minority interest holders, tenants in common and affiliates of the Advisor. The investments included in these various contracts are:

New York, NY (partnership interest) (see Note 22)

Fort Washington, PA (partnership interest) (see Note 23)

Paramus, NJ (partnership interest)

ACRT anticipates that the sale of these investments will close in 2006. Based on the current sales prices, ACRT anticipates that all investments will be sold for amounts in excess of their carrying amounts and, therefore, will result in a gain for financial reporting purposes.

On January 25, 2005, the tenant in the Rochelle Park, NJ property, who had filed suit against ACRT, signed a stipulation of settlement agreeing to dismiss the suit against ACRT. As part of the settlement, the tenant entered into a contract to purchase ACRT’s 51% tenant in common interest and the remaining 49% tenant in common interest not owned by ACRT for $19,500,000. This contract was subsequently terminated.

ACRT is again in negotiations with the tenant on purchasing the property. However, at this time ACRT and the tenant have not been able to agree on a purchase price and the tenant, a quasi government entity, has threatened to condemn.

On August 10, 2005, ACRT sold the Philadelphia, Pennsylvania property leased to Barnes and Noble (see Note 4).

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

On February 8, 2006, the board of directors approved the adoption of a Plan of Liquidation and Dissolution (the “Plan”). The Plan is subject to the approval of ACRT’s common stockholders, by two-thirds vote. ACRT intends to sell its real estate properties on an orderly basis, to pay or provide for its liabilities and to distribute its remaining cash to its shareholders.

On May 23, 2006, ACRT sold its partnership interest in Fort Washington Fitness LP, which owns the property in Fort Washington, Pennsylvania leased to LA Fitness, to its joint venture partner for $2,500,000 (unaudited) and recognized a gain for financial reporting purposes.

On June 15, 2006 the property located in Overland Park, Kansas leased to Bed, Bath & Beyond and Borders Books was sold for $13,600,000 (unaudited) to an unrelated third party and recognized a gain for financial reporting purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of ACRT, its wholly-owned subsidiaries and those majority-owned subsidiaries in which ACRT can exercise control. Investments in non- controlled entities, which include Triangle Plaza II, LLC (Note 5), Fort Washington Fitness, L.P. (Note 6), Levittown ARC, LP (Note 7), Willow Grove ACRT, LLC (Note 10) and ARC International Fund II, LP (Note 11) are accounted for under the equity method of accounting. Additionally, ACRT’s undivided interests in the Rochelle Park property (Note 8) and the Paramus property (Note 9) are accounted for under the equity method, as ACRT maintains joint control over the properties. Under the equity method, ACRT’s investment increases as a result of contributions and its allocable share of net income and decreases as a result of distributions and its allocable share of net loss. All significant intercompany balances and transactions have been eliminated in consolidation and in the use of the equity method of accounting.

b.	Interim Financial Statements (unaudited)—The consolidated balance sheet as of March 31, 2006 and the consolidated statements of income and cash flows for the three months ended March 31, 2006 and 2005 and the consolidated statement of shareholders’ equity for the three months ended March 31, 2006 have been prepared by ACRT and are unaudited. The amounts as of and for the three months ended March 31, 2006 and 2005 included within the Notes to Consolidated Financial Statements have also been prepared by ACRT and are unaudited. In the opinion of ACRT’s management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows, and changes in shareholders equity at March 31, 2006 and for the periods ended March 31, 2006 and 2005 have been made. Interim results are not necessarily indicative of the results that will be achieved for the entire year.

c.	Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.

Properties—Properties are carried at cost which includes the purchase price, acquisition fees, and any other costs incurred in acquiring the properties. Buildings are depreciated on a straight-line basis over their estimated useful lives, which are 40 years. Maintenance and repairs are charged to expense as incurred. Replacements and betterments, which significantly extend the useful lives of a property, are capitalized. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141,

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

“Business Combinations,” ACRT is amortizing certain intangible costs associated with property acquisitions over the lives of the leases underlying the properties (see Note 2e).

e.	Purchase Accounting for the Acquisition of Real Estate—In accordance with SFAS No. 141, commencing with properties acquired after June 30, 2002, the fair value of real estate acquired is allocated to the acquired tangible assets, consisting of land and building and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on the tangible assets of an acquired property (which includes land and building) is determined by valuing the property as if it were vacant, and the “as-if vacant” value is then allocated to land and building based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenues during expected lease up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rent.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases and customer relationships are amortized to expense over the remaining non-cancelable periods of the respective leases.

f.	Impairment—ACRT continually assesses the recoverability of its properties by determining whether the costs can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured by comparing the carrying amounts to the fair values of such properties. The evaluation includes reviewing anticipated cash flows of the properties, based on current leases in place, coupled with an estimate of proceeds to be realized upon sale. However, estimating future sales proceeds is highly subjective and such estimates could differ materially from actual results.

SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets” updates and clarifies the accounting and reporting for the impairment of assets held in use and to be disposed of. The Statement, among other things, requires ACRT to classify the operations of properties to be disposed of as discontinued operations.

In 2005, the property located in Philadelphia, Pennsylvania, leased to Barnes and Noble, was designated as to be disposed and an impairment charge of $287,259 was recorded, which included a disposition fee of $116,016. This property was sold on August 10, 2005 for aggregate net proceeds of $7,362,720, which resulted in no gain or loss for financial reporting purposes.

In February 2006, the properties located in Charlotte, North Carolina leased to CaroMont Medical Group Inc. were designated to be disposed. Based on the current sales prices, ACRT anticipates that the properties will be sold to an affiliate of the Advisor for amounts in excess of their carrying amounts and, therefore, will result in a gain for financial reporting purposes. At March 31, 2006, aggregate assets held for sale (primarily property) was $5,804,233 and related liabilities (primarily mortgage notes payable) was $4,106,834.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

The following presents the operating results for the properties to be disposed of or sold for the applicable periods:

	Three Months Ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
Revenues	$156,761	$432,432	$745,587	$1,006,895	$366,932
Net Income (Loss)	63,111	(97,496)	(136,530)	319,549	225,435

g.	Properties Held for Sale—ACRT accounts for properties held for sale in accordance with SFAS No. 144. SFAS No. 144 requires that the assets and liabilities of properties that meet various criteria in SFAS No. 144 be presented separately in the balance sheet with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the statements of income (loss).

h.	Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less.

Cash and cash equivalent balances may exceed insurable limits. ACRT believes it mitigates risk by investing in or through major financial institutions.

i.	Restricted Cash—Restricted cash represents cash maintained for real estate taxes, insurance and capital expenditures.

j.	Rent Receivable—ACRT continuously monitors collections from its tenants and makes a provision for estimated losses based upon historical experience and any specific tenant collection issues that ACRT has identified.

k.	Amortization—Deferred financing costs are amortized using the straight-line method over the life of the related mortgage or line of credit. Deferred leasing costs are amortized using the straight-line method over the life of the related lease. Capitalized costs related to ACRT’s equity investments are amortized over the estimated useful life of the underlying real estate assets.

l.	Income Taxes—ACRT operates in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Code. Under these sections, a real estate investment trust which distributes at least 90% of its real estate investment trust taxable income to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. ACRT pays state taxes, which are not significant, as applicable.

m.	Revenue Recognition—Rental revenue from tenant operating leases which provide for scheduled rental increases are recognized on a straight-line basis over the term of the respective leases.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66, “Accounting for Sales of Real Estate.” The specific timing of the sale is measured against various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.

n.	Derivative Instruments and Hedging Activities—ACRT follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Statement generally requires that all derivative instruments be reflected in the consolidated financial statements at their estimated fair value. Changes in the fair value of non-hedging instruments are reported in current period earnings.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

o.	Earnings Per Share—Basic net income per share is computed by dividing net income allocable to Class A and B common shareholders by the weighted average number of shares outstanding during the period. Diluted net income per share amounts are similarly computed but include the effect, when dilutive, of in the money common share options.

The following is a reconciliation of the denominator of the basic and diluted weighted average number of common shares outstanding.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Total weighted average Class A common shares	3,182	3,182	3,182	3,182	2,392
Total weighted average Class B common shares	166	166	166	166	126

Weighted average number of common shares used in calculation of basic earnings per share	3,348	3,348	3,348	3,348	2,518
Shares issuable on exercise of warrants	—	104	104	104	33
Shares issuable upon exercise of stock options (15% of outstanding common shares)	—	590	502	502	—

Weighted average number of common shares used in calculation of diluted earnings per share	3,348	4,042	3,954	3,954	2,551

p.	Recent Accounting Pronouncements—On December 24, 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, which was issued in January 2003. An enterprise’s obligation to absorb a majority of the economic risks of a variable interest entity (“VIE”), measured as its expected losses, or, if no party has an obligation to absorb a majority of the VIE’s economic risks to receive a majority of the VIE’s economic rewards, measured as its expected residual returns, requires the entity to consolidate the VIE. The enterprise that consolidates the VIE is termed the primary beneficiary in FIN 46R. ACRT adopted the requirements of FIN 46R related to certain of its investments as of March 31, 2004. FIN 46R did not have any impact on ACRT’s consolidated financial position or results of operations.

In December 2004, the FASB issued Statement No. 123 (revised 2004), Accounting for Stock-Based Compensation (“SFAS 123R”) which supersedes Accounting Principals Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entities equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share based payments transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

will be recognized over the period in which an employee is required to provide services in exchange for the award. SFAS 123R is effective for fiscal years beginning after January 1, 2006, based on new rules issued by the Securities and Exchange Commission. The adoption of this pronouncement did not have any material impact on ACRT’s consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations-an Interpretation of SFAS Statement No. 143” (FIN 47). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. ACRT adopted FIN 47 on December 31, 2005. The adoption did not have any impact on ACRT’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2005, the FASB ratified the Emerging Issues Task Force’s (EITF) consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The adoption of EITF 04-05 did not have any impact on ACRT’s consolidated financial position or results of operations.

In 2005, the EITF released Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”), which clarifies the period over which leasehold improvements should be amortized. EITF 05-6 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-6 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact of the adoption of EITF 05-6 did not have a material impact on ACRT’s consolidated financial position or results of operations.

q.	Stock-based Compensation—On May 21, 2004, ACRT shareholders approved revisions to ACRT’s 1997 Stock Option Plan which extended the life of ACRT’s stock options from ten to fifteen years and removed all restrictions on their exercise on April 1, 2008 or upon the occurrence of certain earlier events. However, the total number of options exercised cannot exceed fifteen percent of the outstanding shares at the exercise date.

Accordingly, ACRT will recognize compensation expense ratably over the vesting period for variable stock awards previously granted under the plan.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

r.	Fair Value of Financial Instruments

Cash Equivalents, Notes Receivable, Rent Receivable and Accounts Payable and Accrued Expenses

ACRT estimates that the fair value approximates carrying value due to the relatively short maturities of the instruments.

Mortgage Notes Payable and Lines of Credit

ACRT determines the fair value of these instruments based on a discounted cash flow analysis using a discount rate that approximates the current borrowing rates for instruments of similar maturities. Based on this analysis, ACRT has determined that the fair value of the variable rate instruments approximates their carrying values and the fixed rate instruments is $12.9 million, $14.4 million and $15.5 million at March 31, 2006 and December 31, 2005 and 2004, respectively.

s.	Industry Segments—ACRT operates in one industry segment, investments in credit lease properties.

t.	Environmental Matters—Based upon management’s ongoing review of its properties, management is not aware of any environmental conditions with respect to any of ACRT’s properties, which would be reasonably likely to have a material adverse effect on ACRT. There can be no assurance, however, that the discovery of environmental conditions which were previously unknown, changes in law, the conduct of tenants or activities relating to properties in the vicinity of ACRT’s properties, will not expose ACRT to material liability in the future. Changes in law increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of ACRT’s tenants, which would adversely affect ACRT’s consolidated financial condition and results of operations.

u.	Reclassifications—Certain reclassifications were made to prior period amounts to conform with the current period presentation.

3.	OFFERING COSTS

Costs incurred to sell Class A and Class B shares consisting of selling commissions, placement fees, printing and other costs related to marketing shares for sale are considered selling and offering expenses. These costs were charged directly to shareholders’ equity.

Pursuant to the terms of the agreement with the managing broker-dealer for ACRT’s third private placement offering which began on May 23, 2003, ACRT will issue to the managing broker–dealer or its designees, stock warrants equal to 7% of the total shares sold by the soliciting dealers. The stock warrants will have a term of 10 years and an exercise price of $10.98. As of December 31, 2003, this represented approximately 71,000 warrants. The fair value of the stock warrants of $1.02 per share is reflected in offering costs on the accompanying consolidated statements of shareholders’ equity.

As of March 31, 2006 and December 31, 2005 and 2004, no stock warrants have been exercised.

4.	PROPERTIES AND PROPERTY INVESTMENTS

On June 29, 1994, ACRT paid $2,650,000 plus acquisition fees and other expenses to purchase a 30,000-square-foot office building at 3400 Prescott Road, Memphis, Tennessee leased to Federal Express Corp. On April 30, 2004, ACRT sold this property for approximately $2,325,000.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

On July 1, 1994, ACRT paid $1,425,000 plus acquisition fees and other expenses to purchase a 14,294-square-foot retail building at 2644 James Road, Memphis, Tennessee leased 87.76% to Walgreen Co. and 12.24% to H&R Block, Eastern Tax Services.

On December 1, 1994, ACRT paid $4,550,000 plus acquisition fees and other expenses to purchase a 40,145-square-foot retail building at 1700 Challenge Way, Sacramento, California leased to GART Sports Company (successor by merger to Sportmart Inc.). In 2003, GART Sports Company merged with The Sports Authority.

On August 28, 1995, ACRT paid $1,989,000 plus its pro rata share of the mortgage, plus acquisition fees and other expenses, to acquire limited partnership units representing a 51% interest in a 80,000-square-foot office building at 222 Route 17 North, Rochelle Park, New Jersey with a total cost of $11,780,000 leased to Bergen County Board of Social Services. On April 1, 2003, ACRT converted its 51% limited partnership interest in Rochelle Park Investors, LP into undivided interests owned by Rochelle ACRT 1, LLC and Rochelle ACRT 2, LLC, both wholly owned subsidiaries of ACRT (Note 8).

On December 15, 1995, ACRT paid $3,495,000 plus acquisition fees and other expenses to purchase a 105,600-square-foot industrial building at 2000 Walter Glaub Drive, Plymouth, Indiana leased to United Technologies Automotive.

On December 29, 1995, ACRT paid $2,817,500 plus acquisition fees and other expenses to purchase a 34,414-square-foot retail building at 6963 Northwest Loop 410, San Antonio, Texas leased to Sears, Roebuck and Co.

On April 24, 1996, ACRT paid $1,800,750 plus acquisition fees and other expenses to purchase a 22,359-square-foot office building at Oakbrook Business Park, Norcross, Georgia leased to AT&T Wireless PCS Inc.

On August 20, 1996, ACRT, through a wholly owned subsidiary, acquired a 49.95% interest in TMD Development, LLC (“TMD”) for $1,223,500 cash plus the assumption of its pro rata portion of the existing debt, plus acquisition fees and other expenses. TMD was a previously existing entity which owns and operates an 80,028-square-foot retail facility located in Overland Park, Kansas leased to Bed, Bath & Beyond and Borders, Inc.

On December 31, 1996, ACRT, through a wholly owned subsidiary, acquired a 70% interest in Rebox Development, LLC (“Rebox”) for $891,695 cash plus the assumption of its pro rata portion of the existing debt, plus acquisition fees and other expenses. Rebox was a previously existing entity, which owns a 68,037-square-foot retail facility in Wichita, Kansas leased to OfficeMax, Inc. and Circuit City, Inc.

On March 31, 1997, ACRT paid $1,315,000 plus acquisition fees and other expenses to purchase a 7,488-square-foot retail building at State Highway 120 and Barrett Parkway, Marietta, Georgia leased to Hollywood Video.

On September 24, 1997, ACRT paid $5,958,000 plus acquisition fees and other expenses to purchase a 66,925-square-foot retail building at State Highway 78 and Paxton Drive, Lilburne, Georgia leased to OfficeMax, Inc. and The Sports Authority, Inc.

On June 9, 1998, ACRT acquired a 40% interest in Triangle Plaza II, LLC (Note 5).

On December 28, 2000, ACRT paid $7,800,000 plus acquisition fees and other expenses to purchase seven medical office buildings totaling 58,295 square feet in the Charlotte, North Carolina area leased to CaroMont Medical Group, Inc. On June 29, 2001, the Mount Holly, North Carolina property was sold; on

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

September 10, 2001 the Cherryville, North Carolina property was sold; and on October 9, 2001 the McAdenville, North Carolina property was sold, leaving four buildings remaining with a total square footage of 45,430.

On December 24, 2002, ACRT acquired a 50% limited partnership interest in Fort Washington Fitness, LP (Note 6).

On March 7, 2003, ACRT acquired a 20% limited partnership interest in Levittown ARC, LP (Note 7).

On May 21, 2003 ACRT acquired a 40% undivided interest in a 154,768-square-foot retail property in Paramus, NJ (Note 9).

On October 3, 2003 ACRT entered into an operating agreement through Willow Grove ACRT, LLC with Willow Grove, LLC (Note 10).

On December 31, 2003, ACRT paid $6,900,000 plus acquisition fees and other expenses to purchase a 41,041-square-foot retail building located on Route 309 in Montgomeryville, Pennsylvania leased to A.C. Moore and Thomasville Furniture. ACRT allocated $270,803 of the purchase price to intangibles, which are included in prepaid expenses and other assets on the accompanying consolidated balance sheets. The estimated amortization of the intangibles for the next five years is $27,000.

On March 4, 2004, ACRT paid $7,067,000 plus acquisition fees and other expenses to purchase a 22,743 square foot retail condominium in a building located on Rittenhouse Square between 18th and 17th Street in Philadelphia, Pennsylvania leased to Barnes & Noble, Inc. An option to purchase the property from the third party owner was originally held by an affiliate of the Chairman and President of ACRT. The purchase price included $1,000,000, which was paid to that affiliate by ACRT in connection with the assignment of the option to ACRT. ACRT recorded a $2,996,994 acquired unfavorable lease liability on this property in connection with the acquisition.

On March 31, 2004, ACRT acquired an 11.2% limited partnership interest in ARC International Fund II, LP (“ARC International”). An affiliate of the Chairman and President of ACRT is the general partner of ARC International (Note 11).

On April 30, 2004, ACRT sold the Memphis, Tennessee property leased to Federal Express for $2,325,000 resulting in net proceeds to ACRT of approximately $2,310,000 after costs and expenses, which resulted in no gain or loss for financial reporting purposes.

On January 3, 2005, an affiliate of the Advisor exercised its right to purchase ACRT’s property located in Philadelphia, Pennsylvania for approximately $7.7 million. ACRT has recorded an impairment charge of $287,259 in connection with the transaction in 2005. On August 10, 2005, ACRT sold the Philadelphia, Pennsylvania property leased to Barnes and Noble for $7,734,375 resulting in net proceeds to ACRT of $7,362,720 after costs and expenses, which resulted in no gain or loss for financial reporting purposes.

On February 15, 2005, the Willow Grove outstanding loan balance of $800,000 was repaid plus all outstanding and accrued interest, and as a result, ACRT’s investment in Willow Grove was zero. Additionally, ACRT sold its member interest in Willow Grove to the other Willow Grove member and an affiliate of the Advisor for net proceeds and a gain of $400,000.

On May 23, 2006 ACRT sold its partnership interest in Fort Washington Fitness LP, which owns the property in Fort Washington, Pennsylvania leased to LA Fitness, to its joint venture partner for $2,500,000 (unaudited) which resulted in a gain for financial reporting purposes.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

On June 15, 2006 the property located in Overland Park, Kansas leased to Bed, Bath & Beyond & Borders Books, was sold for $13,600,000 (unaudited) to an unrelated third party which resulted in a gain for financial reporting purposes.

The following proforma operating information has been prepared as if all ACRT acquisitions and dispositions in 2006, 2005 and 2004 had been consummated as of January 1, 2004. The information does not purport to be indicative of what the operating results of ACRT would have been had the acquisitions and dispositions been consummated on January 1, 2004. Proforma results are as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004
	(dollars in thousands except for per share data)
Revenues	$1,436	$1,449	$7,832	$7,348
Net Income	(239)	692	1,660	1,327
Net Income per share—Basic	(.07)	.21	.50	.40
—Diluted	(.07)	.17	.42	.34

5.	INVESTMENT IN TRIANGLE PLAZA II

On June 9, 1998, ACRT, through a wholly owned subsidiary, acquired a 40% interest in Triangle Plaza II, LLC (“Triangle”), for an initial equity investment of $4,473,900 at completion. Triangle owns a 139,294-square-foot retail complex in College Point (Queens), New York City which was completed in July 1999. The complex is leased to Toys R Us—Delaware Inc. (for use as a Toys R Us and Kids R Us facility) and National Amusements, Inc. In March of 2000, Triangle purchased the land under the property for approximately $10,200,000. The land was previously subject to a ground lease.

ACRT’s investment in Triangle includes costs capitalized by ACRT in the amount of $901,829. This amount, which includes the acquisition fee of $572,520, which was paid to the Advisor per the Advisory Agreement, and capitalized interest totaling $308,830, is not reflected in the underlying equity of Triangle and is being amortized over the estimated useful life of the underlying asset, which is 39 years. Amortization expense in the amount of $5,781 has been recorded for the three months ended March 31, 2006 and 2005 and amortization expense of $23,124 has been recorded for the years ended December 31, 2005, 2004 and 2003. The amortization expense is charged against ACRT’s equity in income of unconsolidated subsidiaries and undivided interests, which appears on the accompanying consolidated statements of income. ACRT earns a 12% preferred return on its investment in Triangle in the form of distributions and, after a similar preferred return to the other member, receives 40% of distributable cash flow attributable to base rent and recoveries and 20% of all percentage rents. ACRT received distributions of $0 and $146,986 from cash flows attributable to base rent and recoveries for the three months ended March 31, 2006 and 2005, respectively (unaudited). ACRT received distributions of $470,838 (2005), $598,964 (2004) and $464,256 (2003) from cash flows attributable to base rents and recoveries, ACRT also received $57,823 (2005), $83,647 (2004) and $99,464 (2003) in percentage rent distributions.

In September 2000, Triangle refinanced the property. The refinancing produced excess distributable capital proceeds of $1,433,409, of which $1,427,156 was distributed to ACRT in 2000, thereby reducing ACRT’s contributed capital to $3,046,744.

In March 2005, ACRT brought suit against its joint venture partner regarding the exercise of a right of first refusal on the purchase of ACRT’s interest in the property (see Note 22).

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

The following is the summary balance sheet information of Triangle as of September 30, 2005 (unaudited) and December 31, 2004. The September 30, 2005 data is the most recent available:

	Sept. 30, 2005	December 31, 2004
Total Assets	$29,308,041	$29,945,219
Total Liabilities	25,811,210	26,021,652

ACRT’s investment in Triangle as of March 31, 2006, December 31, 2005 and 2004 is $3,802,027, $3,688,237, and $3,735,509, respectively.

The following is the summary income statement information of Triangle for the three months ended September 30, 2005 (unaudited), March 31, 2005 (unaudited) and for the years ended December 31, 2004 and 2003. The September 30, 2005 data is the most recent available:

	Three Months Ended		Year Ended December 31, 2004	Year Ended December 31, 2003
	Sept. 30, 2005	March 31, 2005
Rental Revenue	$1,046,987	$1,226,419	$4,866,633	$4,689,591
Interest and Other Income	2,239	1,567	2,478	3,908
Operating Expenses	228,160	390,793	1,207,706	948,740
Interest Expense	476,121	468,811	1,918,285	1,934,115
Depreciation and Amortization	177,720	177,723	710,885	710,885

Net Income	$167,225	$190,659	$1,032,235	$1,099,759

ACRT’s Equity in Earnings	$118,790	$118,763	$497,605	$532,118

ACRT estimated its share of Triangle’s equity in earnings for the three months ended March 31, 2006 based upon the equity in earnings for the period ended September 30, 2005.

6.	INVESTMENT IN FORT WASHINGTON

On December 24, 2002, ACRT through a wholly owned subsidiary, acquired a 50% limited partnership interest in Fort Washington Fitness, LP (“Fort Washington”) for $1,000,000 plus the assumption of its pro rata share of the debt and acquisition fees. ACRT does not have any additional funding obligations to Fort Washington. Fort Washington owns a property located in Fort Washington, Pennsylvania, which consists of a 41,000-square-foot LA Fitness Center (built by LA Fitness, the tenant). The property was completed in November 2003 and the LA Fitness lease has a rent commencement date of January 2, 2004.

ACRT’s investment in Fort Washington includes the acquisition fee of $105,000 paid to the Advisor per the Advisory Agreement, which is not reflected in the underlying equity of Fort Washington. This amount is being amortized over the estimated useful life of the underlying asset.

ACRT will earn a 12% preferred return on its investment in Fort Washington from the date of investment in the form of distributions and, after a similar preferred return to the other partners, will receive 50% of the remaining distributable cash flow. ACRT received distributions of $145,000 and $30,000 for the three months ended March 31, 2006 and 2005, respectively (unaudited). ACRT received distributions of $120,000 and $277,053 for the years ended December 31, 2005 and 2004, respectively. The distributions received in 2004 included $120,000 in preferred returns for the period January 1, 2003 through December 31, 2003.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

The following is the summary balance sheet information of Fort Washington as of March 31, 2006 and December 31, 2005 and 2004:

	March 31, 2006	December 31,
		2005	2004
Total Assets	$6,295,411	$6,397,442	$6,359,841
Total Liabilities	$4,926,346	4,932,413	5,041,678
ACRT’s Investment	875,193	991,349	980,608

The following is the summary income statement information of Fort Washington for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
Rental Revenue	$185,400	$185,400	741,600	$743,654	$—
Operating Expenses	6,460	3,708	23,420	29,177	—
Interest Expense	89,060	79,763	333,038	288,866	—
Depreciation and Amortization	30,845	32,303	118,276	109,522	—

Net Income	$59,035	$69,626	$266,866	$316,089	$—

ACRT’s Equity in Earnings	$28,844	$34,140	$130,741	$155,353	$(2,692)

On May 23, 2006 ACRT sold it’s partnership interest in Fort Washington Fitness, LP to its joint venture partner for $2,500,000.

7.	INVESTMENT IN LEVITTOWN

On March 7, 2003, ACRT acquired a 20% limited partnership interest in Levittown ARC, LP (“Levittown”) for $200,000 plus the assumption of its pro rata share of the debt and acquisition fees. ACRT does not have any additional funding obligations to Levittown. Levittown owns a property located in Levittown, Pennsylvania, which is currently leased to Giant Food, Inc.

ACRT’s investment in Levittown includes the acquisition fee of $17,408 paid to the Advisor per the Advisory Agreement, which is not reflected in the underlying equity of Levittown. This amount is being amortized over the estimated useful life of the underlying asset, which is 39 years.

ACRT will earn a 9% preferred return on its investment in Levittown in the form of distributions and, after a similar preferred return to the other limited partners, all distributions in excess of 9% are allocated 50% to the limited partners and 50% to Levittown ARC Residual Partners, of which ACRT owns 63%. ACRT has received $4,500 in distributions for the three months ended March 31, 2006 and 2005, respectively. ACRT has received $18,000 in distributions for the years ended December 31, 2005 and 2004 and $10,200 for the year ended December 31, 2003.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

The following is the summary balance sheet information of Levittown as of March 31, 2006 and December 31, 2005 and 2004:

	March 31, 2006	December 31,
		2005	2004
Total Assets	$3,199,747	$3,230,738	$3,359,619
Total Liabilities	2,505,470	2,530,074	2,561,051
ACRT’s Investment	158,694	160,197	180,673

The following is the summary income statement information of Levittown for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003:

	Three Months Ended March. 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
Rental Revenue	$83,007	$83,007	$332,028	$332,028	$274,552
Operating Expenses	4,583	6,171	23,191	20,174	19,710
Interest Expense	28,718	45,224	182,370	200,864	159,836
Depreciation and Amortization	34,155	34,155	136,619	136,619	108,157

Net Income (Loss)	$15,551	$(2,543)	$(10,152)	$(25,629)	$(13,151)

ACRT’s Equity in Earnings (Loss)	$2,998	$(621)	$(2,477)	$(5,571)	$(2,965)

ACRT expects to sell its investment in this property in 2006.

8.	INVESTMENT IN ROCHELLE PARK PROPERTY

On April 1, 2003, ACRT converted its 51% limited partnership interest in Rochelle Park Investors, LP into a 51% undivided interest in the property held by Rochelle ACRT 1, LLC and Rochelle ACRT 2, LLC, both wholly owned subsidiaries of ACRT.

This conversion resulted in the deconsolidation of Rochelle Park Investors LP in the consolidated financial statements of ACRT. ACRT’s undivided interest is reflected on the consolidated financial statements under the equity method of accounting.

On April 1, 2003, the property was refinanced. The refinancing produced excess distributable capital proceeds of approximately $2,200,000, which were distributed to ACRT. ACRT has received distributions of $26,000 and $46,000 for the three months ended March 31, 2006 and 2005, respectively. ACRT received distributions of $318,999, $365,000 and $342,629 for the years ended December 31, 2005, 2004 and 2003, respectively.

The following is the combined summary balance sheet information of Rochelle ACRT 1 and 2’s 51% undivided interests as of March 31, 2006 and December 31, 2005 and 2004:

	March 31, 2006	December 31,
		2005	2004
Total Assets	$4,941,674	$4,974,889	$5,505,782
Total Liabilities	5,563,371	5,591,252	5,701,177
ACRT’s Investment	(542,274)	(561,090)	(535,378)

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

The following is the combined summary income statement information of Rochelle ACRT 1 and 2’s 51% undivided interests for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005 and 2004:

	Three Months Ended March. 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
Rental Revenue	$283,487	$271,213	$1,158,769	$1,158,010	$863,411
Gain (Loss) on Interest Rate Cap	17,722	51,676	51,057	(15,209)	—
Operating Expenses	131,416	125,869	444,986	422,894	344,333
Interest Expense	84,896	72,655	311,230	256,441	192,847
Depreciation and Amortization	40,081	40,081	160,323	160,323	148,004

Net Income	$44,816	$84,284	$293,287	$303,143	$178,227

ACRT expects to sell its investment in this property in 2006.

9.	INVESTMENT IN PARAMUS PROPERTY

On May 21, 2003, ACRT acquired, through Paramus ACRT, LLC (a wholly owned subsidiary), a 40% undivided interest in a 154,768 square foot retail and warehouse property located in Paramus, New Jersey for $2,400,000 cash plus the assumption of its pro rata share of the debt and acquisition fees. The property is leased to Baby’s R Us, Levitz Furniture and Wade Odell Wade Padded Van Services. ACRT has received $69,200 and $62,300 in distributions for the three months ended March 31, 2006 and 2005, respectively. ACRT has received distributions of $218,689, $240,786 and $245,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The following is the summary balance sheet information of the Paramus ACRT’s 40% undivided interest as of March 31, 2006 and December 31, 2005 and 2004:

	March 31, 2006	December 31,
		2005	2004
Total Assets	$8,135,111	$8,164,397	$8,231,980
Total Liabilities	5,746,348	5,765,331	5,828,279
ACRT’s Investment	2,644,460	2,659,051	2,670,998

The following is the summary income statement information of the Paramus ACRT’s 40% undivided interest for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003:

	Three Months Ended March. 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
Rental Revenue	$244,818	$244,034	$978,782	$963,524	$583,559
Operating Expenses	36,114	35,234	146,717	140,474	89,508
Interest Expense	107,393	108,574	438,516	444,292	272,764
Depreciation and Amortization	45,102	45,102	180,408	180,408	107,547

Net Income	$56,209	$55,124	$213,141	$198,350	$113,740

ACRT’s Equity in Earnings	$54,609	$53,524	$206,742	$191,951	$110,007

ACRT expects to sell its investment in this property in 2006.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

10.	INVESTMENT IN WILLOW GROVE

On October 3, 2003, ACRT, through Willow Grove ACRT, LLC (“Willow Grove ACRT”), a wholly owned subsidiary of ACRT, entered into an operating agreement with Willow Grove, LLC. Willow Grove ACRT has a 25% member interest in Willow Grove, LLC. Additionally, Willow Grove ACRT was to fund up to a maximum of $550,000 in the form of a loan (the “Willow Grove Loan”), to Willow Grove, LLC at an interest rate of 12% per annum payable monthly. The purpose of the Willow Grove Loan was to fund pre-construction costs in connection with the development of 12 acres of land located in Willow Grove, Pennsylvania. The Willow Grove Loan was secured by a second mortgage on 42 acres of land held by an affiliate of the managing member of Willow Grove, LLC.

On October 5, 2004, the operating agreement with Willow Grove, LLC was amended to increase the maximum loan amount to $650,000. On October 21, 2004, the operating agreement with Willow Grove, LLC was further amended to increase the maximum loan amount to $800,000. All other terms and conditions set forth in the original agreement remain unchanged.

As of December 31, 2004, Willow Grove ACRT had made loans totaling $800,000 respectively, under this agreement. This amount was included in notes receivable on the accompanying consolidated balance sheet in 2004. Willow Grove ACRT has received interest payments of $20,571 (2005), $39,729 (2004) and $2,221 (2003).

On January 20, 2005, the board of directors agreed to amend the Willow Grove agreement to accept repayment of the outstanding loan balance of $800,000 plus all outstanding and accrued interest within ninety days in lieu of waiting the remaining fifteen months outstanding, as stated in the original agreement. After the repayment of the loan balance, ACRT’s investment in Willow Grove was zero. Additionally, ACRT agreed to sell its membership interest in Willow Grove to the other Willow Grove member and an affiliate of the Advisor for $400,000 which resulted in a gain of $400,000 for financial reporting purposes. This transaction was completed on February 15, 2005.

11.	INVESTMENT IN ARC INTERNATIONAL FUND II, LP

On March 31, 2004, ACRT acquired an 11.2% limited partnership interest in ARC International Fund II, LP (“ARC International”) for $691,000 plus the assumption of its prorata share of the debt and acquisition fees. ACRT does not have any additional funding obligations to ARC International. ARC International owns a property located in Woodcliff Lake, New Jersey, which is leased to Great Atlantic and Pacific Tea Co.

ACRT’s investment in ARC International includes the acquisition fee of $62,655, paid to the Advisor per the Advisory Agreement, which is not reflected in the underlying equity of ARC International. This amount is being amortized over the estimated useful life of the underlying asset, which is 39 years.

ACRT will earn a 9.0% return on its investment in ARC International in the form of distributions. ACRT has received $62,100 and $30,975 in distributions for the years ended December 31, 2005 and 2004, respectively.

The following is the summary balance sheet information of ARC International as of March 31, 2006 and December 31, 2005 and 2004:

	March 31, 2006	December 31,
		2005	2004
Total Assets	$19,959,286	$20,011,100	$20,129,842
Total Liabilities	12,085,030	12,143,461	12,368,644
ACRT’s Investment	774,420	760,487	765,027

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

The following is the summary income statement information of ARC International for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005 and 2004:

	Three Months Ended March. 31,		Years Ended December 31,
	2006	2005	2005	2004
Rental Revenue	$442,726	$448,309	$1,794,213	$1,794,213
Interest Income	610	620	2,657	920
Operating Expenses	25,919	23,433	150,245	93,336
Interest Expense	210,745	213,298	851,519	869,346
Depreciation and Amortization	78,687	78,688	314,747	314,747

Net Income	$127,985	$133,510	$480,359	$517,704

ACRT’s Equity in Earnings	$13,932	$14,551	$57,561	$42,347

12.	NOTE RECEIVABLE

On December 31, 2003, Montgomeryville 309 Associates, LP (“Montgomeryville 309”), a wholly owned subsidiary of ACRT, in connection with its purchase of the property located in Montgomeryville, Pennsylvania entered into a note agreement with Integral Development Associates (“Integral”), the seller of the property. Under the terms of the note agreement, Montgomeryville 309 loaned Integral $645,000 at an interest rate of 12% per annum, which is secured by certain other property owned by Integral. The loan was to mature on January 1, 2006 and interest was payable monthly starting July 1, 2004 (which included all accrued but unpaid interest through June 30, 2004). On September 24, 2004 the principal on the note of $645,000, together with all outstanding interest, was repaid by Integral. For the year ended December 31, 2004, $56,619 in interest was earned by ACRT under this note.

Additionally, ACRT has a note receivable from a tenant totaling $310,468 at March 31, 2006 and $322,923 and $369, 608 at December 31, 2005 and 2004, respectively. The note bears interest at 10.5% and principal and interest are due monthly. Future minimum principal payments due to ACRT are $39,376, $57,544, $63,884, $70,924 and $78,740 in 2006 (9 months), 2007, 2008, 2009 and 2010.

13.	RELATED PARTY TRANSACTIONS

The Advisor performs services for ACRT pursuant to the terms of the Advisory Agreement. Such services include serving as ACRT’s investment and financial advisor and providing consultation, analysis and supervision of ACRT’s activities in acquiring, financing, managing and disposing of properties. The Advisor also performs and supervises the various administrative duties of ACRT such as maintaining the books and records. The Chairman and President of ACRT is an affiliate of the Advisor.

For the three months ended March 31, 2006 and 2005, and the years ended December 31, 2005 and 2004, ACRT incurred the following fees and reimbursements payable to the Advisor:

Acquisition Fee—The acquisition fee is equal to 3% of the purchase price of the investment. No acquisition fees were incurred in 2006 or 2005. On March 4 and March 31, 2004, ACRT incurred acquisition fees in the amounts of $212,000 and $62,655 in connection with the purchase of the Philadelphia, Pennsylvania property and the investment in ARC International, respectively. On March 7, May 21 and December 31, 2003 ACRT incurred acquisition fees of $17,408, $249,571 and $209,675 in connection with the investments in Levittown, Paramus and Montgomeryville, respectively.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

Financing Fee—The financing fee is generally equal to .5% of the principal amount financed. No financing fees were incurred in 2006 or 2005. On March 4, and June 18, 2004 ACRT incurred financing fees of $26,500 and $27,500 in connection with the purchase of the Philadelphia, Pennsylvania property and the placement of a line of credit on the Montgomeryville property, respectively.

Asset Management Fees—Asset management fees of $165,785 and $174,619 for the three months ended March 31, 2006 and 2005, respectively, were incurred and are payable to the Advisor. Asset management fees of $684,702, $693,132 and $607,146 for the years ended December 31, 2005, 2004 and 2003, respectively, were incurred and payable to the Advisor. The annual asset management fee is equal to 1% of the first $36,049,000 of ACRT’s average invested assets (the base amount, as defined in the Advisory Agreement). One half of this fee, the subordinated asset management fee, is withheld by ACRT until the shareholders have been paid the Preferred Return (as defined in the Advisory Agreement). For assets in excess of the first $36,049,000, the asset management fee is equal to 0.5% of the ACRT’s average invested assets. Pursuant to the Advisory Agreement, beginning in 1999, average invested assets were subject to periodic valuation performed by a third party (as defined in the Advisory Agreement). It was agreed by the Advisor, that the 2004 valuation, which would have resulted in an increase in asset management fees, would not be used to calculate the asset management fees. Accordingly, asset management fees were calculated using the 2003 valuation.

Unpaid asset management fees included in due to related parties on the consolidated balance sheets were $45,061 at March 31, 2006 and December 31, 2005, respectively.

Disposition Fee—No disposition fees were incurred in 2006. On August 10, 2005, ACRT incurred a disposition fee in the amount of $116,015 on the sale of the Philadelphia, Pennsylvania property leased to Barnes and Noble. The disposition fee on this sale was equal to 1.5% of the contract sales price. No disposition fees were incurred in 2004 and 2003. The disposition fee is generally equal to 3% of the contract sales price of each portfolio property, provided that 50% of the disposition fee will be paid only if the property is sold at a gain, pursuant to the Advisory Agreement.

Incentive Fee—ACRT has also agreed to pay the Advisor incentive compensation in the amount of 20% of amounts distributed to our stockholders after our stockholders have received distributions equal to the amount of their initial investment in shares of Common Stock plus a preferred return of 8%.

Stock Ownership—As of March 31, 2006 and December 31, 2005 and 2004, principals of the Advisor owned 44,760 shares of Class A Common Stock, which represents approximately 1.4% of the outstanding shares of Class A Common Stock of ACRT. The total amounts purchased, net of commissions, were $414,030.

Miscellaneous—ACRT agreed to reimburse the Advisor $1,250 per month for various legal functions connected with stock transfers and filings of ACRT. The reimbursements were discontinued in May 2005. These reimbursements totaled $0 and $3,750 for the three months ended March 31, 2006 and 2005, respectively, and are included in professional expenses on the accompanying consolidated statements of income. These reimbursements totaled $6,250 for the year ended December 31, 2005 and $15,000 for the years ended December 31, 2004 and 2003, respectively and are included in professional expenses on the accompanying consolidated statements of income.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

14.	LEASES

ACRT is entitled to certain rentals relating to the properties it owns. In addition to the base rent, the tenants are generally required to pay all operating costs related to the properties. Future minimum annual base rentals due under the non-cancelable operating leases in effect as of March 31, 2006, are as follows:

2006 (9 months)	$4,101,232
2007	5,493,356
2008	5,360,035
2009	5,264,818
2010	4,800,943
Thereafter	18,178,659

$43,199,043

ACRT seeks to reduce its operating and leasing risks through diversification achieved by geographic distribution of its properties, tenant industry diversification, avoiding dependency on a single property and the creditworthiness of its tenants. For the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005 and 2004 the following tenants accounted for greater than 10% of rental revenues:

	March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
Sports Authority	15.7%	13.7%	14.1%	13.4%	14.5%
Bed, Bath and Beyond	12.5%	11.2%	11.3%	11.5%	12.9%
Barnes and Noble	—	11.2%	—	10.9%	—
CaroMont Medical	11.2%	10.0%	10.1%	10.3%	11.1%
A.C.Moore	—	—	10.0%	—	—

15.	MORTGAGES PAYABLE

ACRT had fixed rate mortgages totaling $16,448,855 at March 31, 2006 and $18,179,843 and $18,717,178 at December 31, 2005 and 2004, respectively. These mortgages are secured by the respective properties with a total net book value of $18,906,894 at March 31, 2006 and $21,358,469 and $21,824,655 and at December 31, 2005 and 2004, respectively. The fixed rate mortgages have interest rates ranging from 6.86% to 8.65% and have maturities at various dates through July 1, 2017.

On January 6, 2006, the fixed rate mortgage on the San Antonio, Texas property of $1,608,000 matured and was repaid. The repayment was made by drawing down $1,610,000 on ACRT’s existing line of credit.

On March 1, 2006, the fixed rate mortgage on the Overland Park, Kansas property of $6,627,000 matured and was extended for 120 days. On April 11, 2006 the loan on the Overland Park, Kansas property of $6,628,000 matured and was repaid. The repayment was made by securing a $1,600,000 short term loan on the property and by drawing down $5,065,000 on ACRT’s line of credit on the Montgomeryville, Pennsylvania property.

ACRT had variable rate mortgages totaling $8,109,263 and $8,215,184 at March 31, 2006 and December 31, 2005, respectively. The mortgages carry variable interest rates of 206 and 225 basis points over LIBOR (4.62% at March 31, 2006). The variable rate mortgages are secured by two properties with a combined net book value of $9,128,493 and $9,171,429 at March 31, 2006 and December 31, 2005, respectively.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

At March 31, 2006, the payment of principal under the fixed and variable rate mortgages for the next five years and thereafter is as follows:

	Scheduled Amortization	Balloon Payments	Total
2006 (9 months)	$513,027	6,607,899	$7,120,926
2007	541,533	$3,897,539	4,439,072
2008	576,742	—	576,742
2009	453,255	3,747,919	4,201,174
2010	479,848	—	479,848
Thereafter	1,081,129	6,659,227	7,740,356

	$3,645,534	$20,912,584	$24,558,118

16.	DERIVATIVE INSTRUMENTS

On January 15, 2003, in connection with ACRT’s variable rate mortgage totaling $4,414,500 (Note 15), ACRT entered into an interest rate cap agreement with a third party. The cap is coterminous with the mortgage loan and its notional amount equals the outstanding principal balance on the mortgage loan. The cap agreement was entered into as part of ACRT’s management of interest rate exposure and effectively limits the amount of interest rate risk that may be taken on its variable rate mortgage. In accordance with SFAS No. 133, the interest rate cap is reflected at its fair value. The carrying amount of the interest rate cap, included in prepaid expenses and other assets, net was reported as an asset of $9,851 as of March 31, 2006 and $6,786 and $10,889, as of December 31, 2005 and 2004, respectively, based on information supplied by the counter party to the cap contract. The change in the fair value of the interest rate cap of $3,065 and $2,622 has been recorded as a gain on interest rate cap, net on the accompanying consolidated statements of income (loss) for the three months ended March 31, 2006 and 2005, respectively. For the years ended December 31, 2005 and 2004 respectively, the change in the fair value of the interest rate cap of $4,103 and $41,624 has been recorded as a loss on interest rate cap, net on the accompanying consolidated statements of income (loss).

On March 4, 2004, in connection with ACRT’s variable rate mortgage totaling $5,300,000 (Note 15) on the Philadelphia, Pennsylvania property leased to Barnes and Noble, ACRT entered into an interest rate cap agreement and an interest rate swap agreement with a third party. The cap was coterminous with the mortgage loan. The cap had a notional amount of $2,650,000. In accordance with SFAS No. 133, the interest rate cap was reflected at its fair value. In connection with the sale of the Philadelphia, Pennsylvania property on August 10, 2005 (Note 4), the interest rate cap was written off.

17.	LINES OF CREDIT

In September 1997, ACRT established a secured revolving credit facility, which provided for an initial maximum borrowing of up to $5,500,000 and decreased by $200,000 per annum. Under the terms of this credit facility agreement, interest had been payable at LIBOR plus 1.5%. ACRT was also required to pay a commitment fee equal to .5% per annum on the unused portion of the commitment. This facility, which originally matured on September 30, 2002, had been extended until March 31, 2003.

On February 22, 2002, the borrowing capacity on this line was increased to the maximum of $4,700,000 allowable under the terms of the line as a result of the inclusion of the Memphis, Tennessee property leased to Walgreen Co. and H&R Block.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

In February 1998, ACRT established a second secured revolving credit facility, which provided for an initial borrowing of up to $1,000,000 and decreased by $40,000 per annum. This credit facility matured on January 31, 2003 and was extended until March 31, 2003. This facility contained no restrictive covenants. Under the terms of the aforementioned credit facility agreements, interest was payable at LIBOR plus 1.5%. ACRT was also required to pay a commitment fee equal to .5% per annum on the unused portion of the commitment.

On April 1, 2003, ACRT renewed and converted its two credit facility agreements into a single credit facility. The new credit facility agreement totals $5,500,000 and replaces the previous credit facility agreements, which had total amounts available of $6,500,000. Interest is payable at LIBOR plus 2% on the new credit facility and ACRT is also required to pay a commitment fee equal to 0.5% per annum on the unused portion of the commitment. The new facility is for a period of three years and amounts available are reduced by $125,000 per quarter from its inception.

On April 30, 2004, with the sale of the Memphis, Tennessee property leased to Federal Express Corp., the credit facility was reduced by $1,652,387 which represented the collateral value of this property in the loan agreement. In addition, the quarterly reduction in the amount available under the loan was reduced from $125,000 to $84,150.

On April 1, 2006, this credit facility matured and was extended under the existing terms to March 12, 2008.

The total amount available under this facility at March 31, 2006, after quarterly amortization and the sale of the Memphis property, is $2,758,567 and $1,610,000 has been drawn, leaving a balance available for use of $1,148,567.

On June 17, 2004, ACRT established an additional secured credit facility, using the Montgomeryville Pennsylvania property as collateral, which provides for additional borrowing of up to $5,500,000 and decreases by $100,000 per annum. This credit facility bears interest at LIBOR plus 225 basis points and matures in five years. ACRT is required to pay an annual commitment fee equal to 0.5% on the unused portion of the facility. The total amount available under this facility at March 31, 2006 was $5,400,000. On April 11, 2006, $5,065,000 was drawn down on this facility to retire the mortgage on the Overland Park Kansas property, leaving a balance available for use of $335,000.

18.	STOCK OPTION PLANS

ACRT established, with the approval of the Shareholders, the 1997 Stock Option Plan (the “Plan”) for the purposes of encouraging and enabling ACRT’s officers, employees, directors and advisors to acquire a proprietary interest in ACRT. The Plan provides for administration by the Compensation Committee (the “Committee”) of the Board of Directors. A maximum of seven hundred and fifty thousand Class A common shares have been reserved under the Plan. The Plan authorized (i) the grant of stock options that qualify as Incentive stock options (“ISO”) under section 422 of the Code (ii) the grant of stock options that do not so qualify and (iii) grants of shares upon the attainment of performance goals or subject to restrictions.

Options granted under the Plan may be subject to various restrictions on exercise including vesting provisions and a requirement that the Class A common shares be listed on a national exchange or quoted on NASDAQ and/or the requirement that the options when exercised will not constitute an amount greater than a specified percentage of ACRT’s issued and outstanding stock. On January 21, 1998, ACRT, pursuant to the Plan previously approved by the shareholders, granted 25,000 nonqualified stock options to purchase Class A common stock to the five non-employee directors and 650,000 nonqualified stock options to purchase Class A common stock to the advisor at an exercise price of $8.50. In January 2000 and October 2003, ACRT granted each of its three additional non-employee directors an option under the Option Plan to

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

purchase 5,000 shares of Class A common stock at an exercise price of $8.50. Each of these will vest as to 25% of such option for each full year that the non-employee Director has previously served and continues to serve as a Director of ACRT. In 1998 and 2003, three non-employee directors holding a total of 15,000 stock options retired with their stock options unexercised. These stock options were retired and are available to be re-granted. The options are not exercisable unless and until both of the following requirements are met: (a) either (i) the Class A common stock is listed for trading on any national securities exchange or quoted on any tier of the NASDAQ Stock Market or (ii) the occurrence of a Change of Control of ACRT, as defined in the Plan, the sale of all or substantially all of ACRT’s assets or adoption of a plan of liquidation by ACRT and (b) immediately prior to such exercise the number of shares of Class A common stock issued and outstanding, as a result of the exercise of the options granted under the plan, shall not exceed fifteen percent of the issued and outstanding shares of Class A common stock. At March 31, 2006, no stock options under the Plan have been exercised, all but 2,500 of the stock options granted have been vested and 75,000 are available for grant. Amendments to the Plan were recommended by the Board of Directors and approved by the shareholders of ACRT at the annual meeting held in May 2004. The Plan now allows for grants of options until March 31, 2013. In addition, the current term of outstanding stock options awarded pursuant to the Plan were extended from 10 years to 15 years and all future stock options awarded pursuant to the Plan will have a term that ends in 2013. The restrictions applicable to the exercise of the options will be removed effective April 1, 2008 or upon the occurrence of one of the events noted above.

Other Awards under the Option Plan. In addition to the incentive and non-qualified stock options available for grant under the Option Plan, the compensation committee may also award:

•	stock appreciation rights;

•	restricted stock awards;

•	phantom stock unit awards; and

•	performance share units.

There are options outstanding as of March 31, 2006 and 2005, and December 31, 2005, 2004 and 2003 for 675,000 shares at a weighted exercise price of $8.50.

The following are disclosures for common stock options outstanding at March 31, 2006 and 2005, December 31, 2005, 2004 and 2003:

Options Outstanding			Exercisable Options
Number	Exercise Price	Remaining Life (Years)	Number	Exercise Price
660,000	$8.50	2.00	660,000	$8.50
10,000	8.50	4.00	10,000	8.50
5,000	8.50	7.80	2,500	8.50

675,000	$8.50		672,500	$8.50

Compensation expense was calculated thru December 31, 2005 using a market price of $12.00 based on ACRT’s last stock offering which expired on December 31, 2003, and the option price of $8.50 per option. For the years ended December 31, 2005 and 2004, ACRT recognized stock based compensation expense totaling $448,758 and $299,172, respectively. The compensation expense calculation was adjusted in the first quarter of 2006 to reflect the current projected liquidation values on the shares of $13.50 a share. For the three months ended March 31, 2006 and 2005, ACRT recognized stock based compensation expense totaling $697,649 and $112,189, respectively.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

19.	CREDIT EVENTS

On July 11, 2001, Sears Homelife, the tenant of the San Antonio, Texas property, ceased operations nationwide and filed for Chapter 11 bankruptcy protection. The lease on the San Antonio property was assigned to Sears Homelife in 1998, with the provision that Sears, Roebuck and Co. (in whose name the original lease was executed) would still be responsible for all obligations under the lease in the event of default by Sears Homelife. The lease expires in 2010. ACRT has taken the necessary steps to collect the rent under the guarantee and enforce this provision under the lease assignment. In November 2003, Sears, Roebuck and Co. subleased this property to BEL Furniture Co. for the remainder of the original lease term. As of December 31, 2005 all rents due were paid.

In 2003, Kids R Us announced it would cease operations. ACRT, through a lease with Toys R Us, leases 18,961 square feet to Kids R Us at its New York City property. Kids R Us closed this Kids R Us location on May 1, 2004 and subsequently subleased this property to Office Depot. As of December 31, 2005, all rents and reimbursements were current under this lease.

On October 11, 2005, Levitz Furniture, one of the tenants in the Paramus, New Jersey property, declared bankruptcy under Chapter 11 of the U.S. Bankruptcy code. At the time of declaration, rent totaling $99,572 related to October 2005 was unpaid and remains unpaid at this time. All subsequent months have been paid.

On March 4, 2006, OfficeMax, one of the tenants in the Lilburn, Georgia property, closed its store at this location. OfficeMax is still responsible for all rent payments and all minimum rent payments are current under the lease, which runs through 2016.

20.	DIVIDENDS TO SHAREHOLDERS

ACRT paid cash dividends to Class A shareholders of $3,054,308, $2,975,487 and $ 1,839,617 in 2005, 2004 and 2003, respectively.

	2005	2004	2003
Total dividends per share	$0.96	$0.96	.84
Ordinary income	67.59%	66.82%	87.93%
15% rate gain	12.43%	—	—
25% rate gain	2.67%	—	—
Percent non-taxable as return of capital	17.31%	33.18%	12.07%

	100.00%	100.00%	100.00%

ACRT paid cash dividends to Class A shareholders of $763,577 for each of the three months ended March 31, 2006 and 2005.

21.	CLASS B COMMON STOCK

On October 25, 2000, ACRT entered into a placement agreement with Working Capital Invest, N.V. (the “Placement Agreement”) whereby ACRT would offer an affiliate of Working Capital Invest, N.V. the right to purchase ACRT’s Class B common stock. On March 16, 2001, ACRT modified the Placement Agreement such that ACRT shall offer, pursuant to an offshore, private placement offering, the right to purchase up to 941,176 Class B shares of common stock at a price of $10.625 per share ($10,000,000) to WCI Working Capital Investitions und Beteiligungs, KG, an affiliate of Working Capital Invest, N.V. This offering, by its terms, was due to expire on December 31, 2002, but was extended on a month to month

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

basis. As of December 31, 2003, 156,382 shares have been sold at a price of $10.625 per share and 10,015 shares have been sold at a price of $12.00 per share under the Placement Agreement.

In connection with the offering, ACRT received a $100,000 good faith deposit from Working Capital Invest, N.V. in 2000, which was reduced to $76,265 in March 2001. This amount was further reduced to $63,557 in May and December 2002. On April 25, 2003, this deposit was used to purchase 5,982 Class B shares by Working Capital Invest, N.V.

In 2004, ACRT approved dividends to the holders of Class B common stock for the year ending 2003. The dividends, totaling $118,077, were accrued but not paid as of December 31, 2004. These dividends were paid on April 25, 2005.

In 2005, ACRT approved dividends to the holders of Class B common stock for the year ending 2004 totaling $162,769. These dividends were paid on April 25, 2005.

22.	LEGAL MATTER

On March 25, 2005, Whitestone Triangle LP (“Whitestone”), a wholly owned subsidiary of ACRT, brought suit against its joint venture partner in the New York, NY property (Note 4) regarding the exercise of a right of first refusal to purchase ACRT’s interest in the property. On January 5, 2005, Whitestone sent to the joint venture partner a notice of right of first refusal to purchase Whitestone’s interest in the property at a price and other terms as set forth in the notice, subject to an attached form of contract that required both shareholder and board of director approval. Subsequently, ACRT discovered that the calculation used to allocate capital proceeds in the contemplated sale, prepared by a third party, was incorrectly allocated and as a result management and the board of directors of ACRT did not approve the terms of the sale. In addition, ACRT believes the joint venture partner, due to their unique insight into the value of the interest as the manager of the property, was aware that the capital proceeds were incorrectly allocated. The joint venture partner has refused to accept a revised purchase price calculation, which necessitated ACRT bringing suit to halt the sale.

On April 1, 2005, ACRT’s joint venture partner filed a separate lawsuit against Whitestone compelling a sale of ACRT’s interest under the terms of the original right of first refusal.

On October 31, 2005, ACRT’s request for summary judgment against its joint venture partner regarding the joint venture partner’s exercise of a right of first refusal to purchase ACRT’s interest in the New York, NY property was denied. Summary judgment was found in favor of its joint venture partner in enforcement of the right of first refusal to purchase ACRT’s interest as now written. ACRT plans to appeal this ruling. ACRT’s management does not believe that the ruling will have a material adverse impact on ACRT’s consolidated financial position or results of operations.

ARC CORPORATE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2005, 2004 AND 2003

MARCH 31, 2006 (UNAUDITED) AND MARCH 31, 2005 (UNAUDITED)

23.	UNAUDITED QUARTERLY FINANCIAL DATA

	2005
	3/31/05	6/30/05	9/30/05	12/31/05
	(dollars in thousands, except per share data)
Revenues(1)	$1,607	$1,740	$1,578	$1,765
Net income allocable to common shareholders	595	516	249	584
Net income allocable to common shareholders per share:
Basic(2)	$0.18	$0.15	$0.07	$0.17

Diluted(2)	$0.15	$0.13	$0.06	$.15

Revenues(1)	$1,353	$1,449	$1,792	$1,594
Net income allocable to common shareholders	302	720	226	421
Net income allocable to common shareholders per share:
Basic(2)	$0.09	$0.22	$0.07	$.12

Diluted(2)	$0.07	$0.19	$0.06	$.11

24.	SUBSEQUENT EVENTS (UNAUDITED)

On April 11, 2006, the loan on the Overland Park, Kansas property of $6,628,000 matured and was repaid. The repayment was made by securing a $1,600,000 short term loan on the property and by drawing down $5,065,000 on ACRT’s line of credit. On June 15, 2006 the property located in Overland Park, Kansas leased to Bed, Bath & Beyond and Borders Books, was sold for $13,600,000 to an unrelated third party resulting in a gain for financial reporting purposes.

On May 23, 2006 ACRT sold its partnership interest in Fort Washington Fitness LP, which owns the property in Fort Washington, Pennsylvania leased to LA Fitness, to its joint venture partner for $2,500,000 resulting in a gain for financial reporting purposes.

Appendix A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

1. This Plan of Complete Liquidation and Dissolution (the “Plan”) of ARC Corporate Realty Trust, Inc., a Maryland corporation (the “Corporation”), has been approved by the Board of Directors of the Corporation (the “Board”) as being advisable and in the best interests of the Corporation and its stockholders. The Board has directed that the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the Plan by two-thirds of the votes entitled to be cast by holders of the Corporation’s Class A Common Stock, $.001 par value per share (the “Class A Common Stock”), and Class B Common Stock, $.001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. As soon as practicable after the Effective Date, the Corporation shall be voluntarily liquidated and dissolved. Pursuant to the Plan, the proper officers of the Corporation shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the liquidation and dissolution of the Corporation, including, but not limited to, the following: (a) promptly wind up the Corporation’s affairs, to collect its assets and to pay or provide for its liabilities (including contingent liabilities); (b) sell or exchange any and all property of the Corporation at public or private sale; (c) prosecute, settle or compromise all claims or actions of the Corporation or to which the Corporation is subject; (d) declare and pay to or for the account of the stockholders of the Corporation, at any one or more times as they may determine, liquidating distributions in cash, kind or both (one or more of which distributions may be in the form of beneficial interests in a trust holding assets of the Corporation); (e) cancel all outstanding shares of the Corporation’s stock upon the payment of such liquidating distributions; (f) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, those contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the carrying out of the liquidation and dissolution of the Corporation; (g) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, such forms and documents as are required by the State of Maryland, any jurisdiction in which the Corporation has been qualified to business and the Federal government, including tax returns; and (h) pay all costs, fees and expenses, taxes and other liabilities incurred by the Corporation and/or its officers in carrying out the liquidation and dissolution of the Corporation.

3. The final liquidating distribution shall be made no later than the second anniversary of the Effective Date.

4. In the event that it should not be feasible, in the opinion of the Board, for the Corporation to pay, or adequately provide for, all debts and liabilities of the Corporation (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Corporation) at the time the final liquidation distribution is made pursuant to Section 2 hereof, or, if earlier, the latest applicable date to avoid payment by the Corporation of Federal income taxes, or the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Corporation because such property is not reasonably susceptible of distribution to stockholders or otherwise, the Corporation may transfer and assign, at such time as is determined by the Board, to a liquidating trust as designated by the Board (the “Liquidating Trust”) sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. The Liquidating Trust shall be constituted pursuant to a liquidating trust agreement in such form as the Board may approve and its initial trustees shall be appointed by the Board, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Corporation to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Corporation. From and after the date of any transfer of cash and property by the Corporation to the Liquidating Trust, the Corporation shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter by held by the Liquidating Trust solely for the benefit of an ultimate distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses.

A-1

5. Upon assignment and conveyance of the assets of the Corporation to the stockholders, in complete liquidation of the Corporation as contemplated by Section 2 above, and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Corporation, the proper officers of the Corporation shall executed and cause to be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), and elsewhere as may be required or deemed appropriate, Articles of Dissolution and such other documents as may be required to dissolve the Corporation.

6. The Board, or the trustees of the Liquidating Trust, and such officers of the Corporation as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation thereof, including, without limitation, (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation, whether real or personal, tangible or intangible, (b) the appointment of other persons to carry out any aspect of the Plan, (c) the temporary investment of funds in such medium as the Board may deem appropriate, and (d) the modification of the Plan as may be necessary to implement the Plan.

7. In the course of the liquidation, the Board of Directors, acting in its discretion, shall have the authority to terminate the Corporation’s status as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986, as amended.

8. The Board may terminate the Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Corporation, but such power shall not continue after Articles of Dissolution have been accepted for record by the SDAT. Notwithstanding approval of the Plan by the stockholders of the Corporation, the Board may modify or amend the Plan without further action by the stockholders of the Corporation to the extent permitted under then current law.

A-2

PROXY CARD

ARC CORPORATE REALTY TRUST, INC.

1401 Broad Street

Clifton, New Jersey 07013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ARC Corporate Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints ROBERT J. AMBROSI and BRUCE NELSON, and each or either of them, Proxies for the undersigned, with full power of substitution in each of them, to attend the Stockholders Meeting to be held on                     ,                     , 2006, at 10:00 a.m., Eastern Time, at the Company’s offices or any adjournments or postponements thereof, to cast on behalf of the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE —                      — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (EDT) on , 2006.

•	You will be prompted to provide your unique “Control Number” and “Check Digit ID” shown below. Have your Proxy Card ready, then follow the pre-recorded instruction.

VOTE BY INTERNET — http://www.                      — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (EDT) on , 2006.

•	Visit the Internet Website at www. . Enter the unique “Control Number” and “Check Digit ID” shown below and follow the instructions on your screen.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we provided or return it to                                                                      . Your proxy card must be received by 11:59 p.m. (EDT) on             , 2006.

CONTROL NUMBER	CHECK DIGIT ID

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR FOLLOW THE SIMPLE INSTRUCTIONS FOR VOTING BY TELEPHONE OR INTERNET.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

1. PROPOSAL NO. 1—APPROVAL OF LIQUIDATION

FOR  ☐                AGAINST  ☐                ABSTAIN  ☐

2. PROPOSAL NO. 2—ADJOURNMENT

FOR  ☐                AGAINST  ☐                ABSTAIN  ☐

Dated , 2006

(Signature of Stockholder)

Please date and sign name exactly as name appears and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardianship, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.